Exhibit 10.107

ASSET PURCHASE AGREEMENT

by and between

RIVERCHASE VILLAGE ADK, LLC, as Seller

and

OMEGA COMMUNITIES, LLC, as Purchaser

dated as of

June 11, 2015

HNZW/512200_6doc/2887-181

i

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of June11, 2015, by and between RIVERCHASE VILLAGE ADK, LLC, a Georgia limited liability company (“Seller”), and OMEGA COMMUNITIES, LLC, a Florida limited liability company (“Purchaser”).

RECITALS

A.    Seller owns and operates the congregate assisted living facility located at 1851 Data Drive, Hoover, Alabama 35244, known as Riverchase Village Senior Living Community (the “Facilities”). The Facilities include a 125 bed congregate assisted living facility licensed by the Alabama Department of Public Health.

B.    Seller desires to sell substantially all of the assets used or held for use in connection with the operation of the Facilities, and Purchaser desires to purchase such assets, all in accordance with and subject to the terms and conditions set forth below.

C.    Unless otherwise specifically provided herein, all references to schedules set forth in this Agreement refer to the numbered sections contained in a separate document of even date herewith (the “Disclosure Schedules”) delivered by Seller to Purchaser, which schedules and information set forth therein are incorporated by reference in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND REFERENCES

Capitalized terms used herein without definition shall have the respective meanings assigned thereto as follows (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, all references herein to “Articles” or “Sections” are to Articles or Sections of this Agreement.

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified herein but shall specifically exclude AdCare Health Systems, Inc., a Georgia corporation. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, the holding of proxies, by contract other than a commercial contract for goods or non-management services, or otherwise.

“Agreement” means this Asset Purchase Agreement, the Exhibits hereto, including those executed and delivered by one or more of the parties prior to or at the Closing pursuant to this Asset Purchase Agreement, the Schedules hereto, and the Seller Documents and Purchaser Documents.

“Allocation” shall have the meaning specified in Section 2.7.

HNZW/512200_6.doc/2887-181

“Assignment and Assumption Agreements” shall have the meaning specified in Section 12.2(a)(v).

“Assumed Contracts” shall have the meaning set forth in Section 2.1(d).

“Assumed Liabilities” shall have the meaning set forth in Section 2.6.

“Basket Amount” shall have the meaning set forth in Section 13.2(e).

“Bill of Sale” means a Bill of Sale, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Exhibit A, pursuant to which, effective as of the Closing Date, Seller shall assign, transfer and convey to Purchaser certain of the Transferred Assets.

“Breach” means a breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement, which will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision.

“Brokers” shall have the meaning set forth in Section 4.21.

“Business Day” means a day other than a Saturday or a Sunday on which banks in Birmingham, Alabama are not authorized or required by law or executive order to close.

“Closing” means the closing of the purchase, assignment and sale of the Transferred Assets, as further described in Section 12.1(a).

"Closing Date" means the time and date on which the Closing takes place, as established by and further described in Section 12.1(a).

“COBRA” shall have the meaning set forth in Section 8.4(d).

“Code” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated pursuant thereto.

“Confidential Information” means any information which is proprietary in nature and non-public or confidential, in whole or in part; provided, however, Confidential Information does not include any information in the possession of the receiving party (a) that is independently developed by the such party, (b) is learned from a third party not under any duty of confidence to the disclosing party, or (c) is or becomes part of the public domain through no fault of the receiving party.

“Consent” means any approval, consent, ratification, waiver, or other authorization.

“Contract” means any agreement, contract, obligation, commitment, lease, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” means any Loss, Liability, deficiency, Proceeding or Order.

“Deed” shall have the meaning specified Section 12.2(a)(ii).

“Direct Claim” shall have the meaning specified in Section 13.2(d)(v).

“Direct Claim Notice” shall have the meaning specified in Section 13.2(d)(v).

“Disclosure Schedules” shall have the meaning specified in the Recitals.

“Due Diligence Material” shall have the meaning specified in Section 3.1(f).

“Due Diligence Period” shall have the meaning specified in Section 3.1(a).

“Earnest Money Deposit” shall have the meaning specified in Section 2.3.

“Effective Time” means 12:01 a.m., Central Standard Time, on the Closing Date.

“Employee Benefit Plans” means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, that is or has been maintained, sponsored, contributed to, or required to be contributed to by the Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Seller or any spouse or dependent of such individual, or under which the Purchaser or any of its ERISA Affiliates has or may have any Liability or to which the Transferred Assets could be subject, or with respect to which the Purchaser or any of its ERISA Affiliates could reasonably be expected to have any Liability or to which the Transferred Assets could be subject, contingent or otherwise.

“Encumbrances” means any agreements, mortgages, defects in title, easements, rights‑of‑way, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, restriction of any kind affecting title, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership and other matters affecting title.

“Entity” means any corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association or any other type of business organization.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. ' 9601 et seq.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. ' 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ' 1802 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ' 9601 et seq.; the Clean Water Act ("CWA"), 33 U.S.C. ' 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. ' 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. ' 7401 et seq.; or any other applicable federal, state, or local laws relating to the protection of the environment from Hazardous Materials, including any plans, rules, regulations, orders, or ordinances adopted, pursuant to the preceding laws or other similar laws, regulations, rules, orders, or ordinances now in effect relating to Hazardous Materials generation, production, use, storage, treatment, transportation or disposal.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules promulgated pursuant thereto.

“ERISA Affiliate” means any Person other than the Seller, whether or not incorporated, that together with the Seller would be deemed a “single employer” for purposes of Section 414 of the Code or Section 4001 of ERISA.

“Excluded Assets” shall have the meaning specified in Section 2.2.

“Excluded Contracts” shall have the meaning specified in Section 2.2(c).

“Extension Deposit” shall have the meaning specified in Section 2.3.

“Facilities” shall have the meaning specified in the Recitals.

“Facility Employees” shall have the meaning specified in Section 4.11(a).

“Facility Employee Benefit Plans” shall have the meaning specified in Section 4.11(b).

“GAAP” means generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any agency, board, bureau, court, commission, department, instrumentality or administration of the United States government, any state government or any local or other governmental body in a state, territory or possession of the United States or the District of Columbia.

“Governmental Authorization” means any Consent, license or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, including any certificate of need.

“Hazardous Materials” means any wastes, substances, or materials (whether solids, liquids or gases) that are deemed as hazardous, toxic, pollutants or contaminants under any Environmental Law, including without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws. "Hazardous Materials" includes, without limitation, polychlorinated biphenyls (PCBs), asbestos, lead-based paints and petroleum and petroleum products.

“Indemnified Party” and “Indemnifying Party” shall have the respective meanings specified in Section 13.2(d).

“Initial Deposit” shall have the meaning specified in Section 2.3.

HNZW/512200_6.doc/2887-181

“Insured Exception” shall have the meaning set forth in Section 7.1(c).

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” of a particular fact or other matter means, with respect to Seller, the facts or matters known by (i) Christopher F. Brogdon; (ii) Linda Tiffany, Executive Director of the Facilities and (iii) Lucas Haven without inquiry or investigation.

“Laws” means any statute, law, code, ordinance, regulation, rule, resolution, order, determination, writ, injunction, award (including, without limitation, any award of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and assets thereof (including, without limitation, Laws relating to the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

“Legal Requirement” means any federal, state, local or foreign law, statue, code, ordinance, regulation, rule, regulatory or administrative ruling or guidance, directive, order, award, decision, injunction, judgment, ruling, decree, assessment, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority, or constitution, treaty or other requirement or rule of law of any Governmental Authority.

“Liabilities” means, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by GAAP to be reflected, in such Person's balance sheets or other books and records.

“Loss” or "Losses” means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses (exclusive of diminution in value but including lost profits), damages (exclusive of indirect, consequential and incidental damages but including lost profits), liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any costs and expenses, including, without limitation to, interest, penalties and reasonable attorneys' fees and disbursements.

“Material Adverse Change” means a material adverse change in the operations of the Facilities; provided, however, that in no event shall any of the following constitute a Material Adverse Change: (i) any change in the sources of competition in the market in which the Facilities are located, other than from Seller or its Affiliates, or other changes affecting the market for potential Residents not caused by Seller or its Affiliates; (ii) any casualty or condemnation proceeding affecting all or any part of the Facilities (since such matters are provided for in Sections 8.1 and 8.2); (iii) any change resulting from conditions affecting the assisted living or long term care industries (including any change in Laws or GAAP or regulatory accounting principles generally applicable to such industries), or changes resulting from general business or economic conditions; (iv) any change that would not be material to the operations if continued in the same manner as

HNZW/512200_6.doc/2887-181

conducted by Seller prior to the Closing Date, yet are material to Purchaser due to Purchaser’s unique circumstances or its proposed operation of the Facilities or its integration of the Facilities into its corporate organization; (v) any change resulting from the announcement or pendency of any of the transactions described in this Agreement; or (vi) any change resulting from compliance by Seller with the terms of, or the taking of any action contemplated or permitted by, this Agreement.

“Material Adverse Effect” means a material adverse effect on the business, operations, assets, property or condition (financial or otherwise) of the Facilities.

“Material Contracts” shall have the meaning specified in Section 4.9(a).

“Material Equipment” shall have the meaning specified in Section 4.6(b).

“Maximum Amount” shall have the meaning set forth in Section 13.2(e).

“Monetary Encumbrance” shall have the meaning set forth in Section 7.2(a).

“Multiemployer Plan” means any Plan described in Section 3(37) of ERISA

“Objection Notice” shall have the meaning set forth in Section 7.1(c).

“Order” means any award, decision, injunction, judgment, decree, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency or Governmental Authority or by any arbitrator.

“Ordinary Course of Business” means, with respect to Seller or the Facilities, the ordinary course of business, consistent with past practices, of Seller or the Facilities, as applicable.

“Permits” shall have the meaning set forth in Section 2.1(g).

“Permitted Encumbrances” means (a) any Encumbrance which is deemed to be a Permitted Encumbrance pursuant to Section 7.1(c) or Section 7.2(b); (b) subject to the adjustments as provided in the Agreement, the Encumbrances for real estate Taxes not yet due and payable; (c) Residency Agreements; (4) subject to the adjustments as provided in the Agreement, any service, installation, connection or maintenance charge due after Closing Date and charges for sewer, water, electricity, telephone, cable television or gas due after Closing Date; and (d) easements, minor imperfections of title, zoning laws, land use restrictions, shortage in area, encroachments, and other matters of record that in Purchaser's reasonable judgment do not materially adversely affect the full use and enjoyment of any Real Property for the purposes for which such Real Property is currently used or detract from the value of such Real Property in any material respect.

“Person” means any individual, Entity, organization, labor union, or Governmental Authority.

“Personal Property” shall have the meaning set forth in Section 2.1(b).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchase Price” shall have the meaning set forth in Section 2.4.

“Purchaser” shall have the meaning set forth in the Preamble to this Agreement.

“Purchaser Documents” means, collectively, this Agreement, the Assignment and Assumption Agreement, and any other agreement to be executed and delivered by Purchaser hereunder, or as otherwise contemplated herein.

“Purchaser Indemnified Parties” shall have the meaning specified in Section 13.2(a).

“Purchaser’s Broker” shall have the meaning set forth in Section 4.21.

“Real Property” shall have the meaning set forth in Section 2.1(a).

“Rent Roll” shall have the meaning set forth in Section 4.18.

“Rents” means monthly fees and other charges paid or payable by Residents under the Residency Agreements.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Residency Agreements” means agreements between the Facility and Residents for the rental of apartment units in the Facility.

“Residents” means individuals who (i) currently reside, (ii) have entered into a Contract to reside, or (iii) have resided in the Facilities.

“Seller Documents” means, collectively, this Agreement, the Bill of Sale, and any other agreements to be executed and delivered by Seller hereunder or as otherwise contemplated herein.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.2(b).

“Seller’s Broker” shall have the meaning set forth in Section 4.21.

“Seller's Notice” shall have the meaning set forth in Section 7.2(b).

“Survey” shall have the meaning set forth in Section 7.1(b).

“Tax Returns” means all federal, state, local, foreign and other applicable Tax returns and declarations of estimated Tax reports required to be filed by Seller.

“Taxes” means all federal, state and local taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith, that arise from or relate to the business or operations of the Facilities.

“Transactions” means the sale, transfer, conveyance, assignment and delivery and purchase, acquisition, acceptance and assumption of the Transferred Assets and the Assumed Liabilities, as well as the other transactions contemplated by this Agreement and documents directly related thereto.

“Title Commitment” shall have the meaning set forth in Section 7.1(a).

"Title Company" means Reli Title.

“Title Objections” shall have the meaning set forth in Section 7.1(c).

“Title Policy” shall have the meaning set forth in Section 10.5.

“Transferred Assets” shall have the meaning specified in Section 2.1.

“Transferred Employees” shall have the meaning specified in Section 8.4(c).

“Treasury Regulations” means the income tax regulations, including the temporary regulations, promulgated under the Code.

“UCC” means the Uniform Commercial Code as in effect in the State of Alabama.

ARTICLE 2
SALE AND PURCHASE OF ASSETS; PURCHASE PRICE;
ADJUSTMENTS; ASSUMPTION OF LIABILITY

2.1    Purchase of Assets.

Subject to the terms and conditions of this Agreement, at the Closing, but effective at the Effective Time, Seller agrees to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all right, title and interest of Seller in and to the following properties, assets and rights, free and clear of any Encumbrances except for Permitted Encumbrances (collectively, the "Transferred Assets"):

2.1(a) All right, title and interests in, to and under the real property described on Schedule 2.1(a) , together with all improvements, buildings and fixtures located thereon and all easements and rights appurtenant to such real property (the “Real Property”);

2.1(b) All tangible personal property (including all machinery, equipment, office equipment, fixtures, computer hardware and software (but only to the extent such hardware and software is used solely in connection with the operation of the Facilities and is not part of any network system employed by Seller and is further subject to any restrictions by the licensor on the assignment of such software), tools, supplies, spare parts and furniture) owned or leased by Seller and either located at the Facilities or used solely in connection with the operation of the Facilities and not any other facility which is owned or operated by Seller or any of its Affiliates, including the tangible personal property as specifically listed and described on Schedule 2.1(b) (the “Personal Property”);

2.1(c) All rights to receive payments from customers or Residents or from others which payments are due and payable but have been paid prior to the Effective Time;

2.1(d) The Contracts that relate solely to the business and/or operations of the Facilities (and not any other facility of Seller that is owned or operated by Seller or any of its Affiliates) to which Seller is a party or by which Seller is bound, as specifically listed or described in Schedule 2.1(d), but excluding the Excluded Contracts (collectively, but excluding the Excluded Contracts, the “Assumed Contracts”);

2.1(e) The financial, medical and other records for all Residents currently residing in the Facilities and all business and other books, customer lists, papers, logs, files and records (excluding the corporate records of Seller) relating specifically to the Real Property and the Personal Property or relating solely to the business and/or operations of the Facilities (excluding any such records relating to any other facility of Seller, the Excluded Assets, Liabilities not assumed by Purchaser, or the Facility Employees as identified in Section 2.2(f));

2.1(f) All of Seller's right to the telephone numbers used by the Facilities and to the telephone listing in the local telephone directories as listed and described on Schedule 2.1(f);

2.1(g) All Governmental Authorizations owned, held or utilized by Seller or the Facilities in connection with the ownership of the Transferred Assets and the operation of the Facilities, and all pending applications related to the Facilities or its operation, including the Permits listed on Schedule 2.1(g) (the “Permits”), in each case to the extent transferrable to Purchaser;

2.1(h) All rights and claims under or pursuant to all warranties or product guarantees made by manufacturers, suppliers, vendors or contractors arising under or relating to the Real Property or Personal Property;

2.1(i) All golf carts, vans, and other vehicles owned or leased by Seller and used in the operation of the Facilities as listed and described on Schedule 2.1(i);

2.1(j) The business of the Facilities as a “going concern” and goodwill; and

2.1(k) All inventories of supplies and food, located in the Facilities as of the Closing Date.

2.2    Excluded Assets.

Notwithstanding anything to the contrary in this Agreement, the assets described below shall be excluded from the Transferred Assets (such excluded assets, the “Excluded Assets”). Seller is not selling or otherwise transferring to Purchaser any of the Excluded Assets, and Purchaser shall acquire no interest in or to the Excluded Assets pursuant to this Agreement.

2.2(a)    All Employee Benefit Plans, including, without limitation, the assets thereof and any prepaid expenses related thereto;

2.2(b)    All books, records, files, and papers (whether in hard copy or computer format) (i) that are not used in, or that do not relate to or affect, the Facilities, including sales and promotional literature, manuals and data, sales and purchase correspondence, (2) that are not solely related to the business and/or operation of the Facilities and (3) that relate to the Excluded Assets or Liabilities not assumed by Purchaser;

2.2(c)    All Contracts not specifically set forth on Schedule 2.1(d) and all Contracts under which products are purchased through a group purchasing organization (the “Excluded Contracts”);

2.2(d)    Any Governmental Authorization that relates to or affects the Facilities but is not assignable or transferable;

2.2(e)    All personnel and employment records that relate to former or current employees of the Facilities, except to the extent that Laws require such records, or copies of such records, to remain at the Facilities, provided that copies of employment records relating to the Transferred Employees shall be provided to Purchaser;

2.2(f)	Any insurance policies to which Seller is a party;

2.2(g)    Seller’s right to any of its trade names, trademarks or service marks (collectively, the “Marks”); and

2.2(h)	Any other property of Seller not expressly described in Section 2.1.

2.3    Earnest Money Deposit.

Within three (3) business days after the execution and delivery of this Agreement, Purchaser shall deliver to Title Company earnest money in the amount of One-Hundred Thousand and No/100 Dollars ($100,000.00) (the “Initial Deposit”) to be held by Title Company in escrow in a non-interest bearing account. If Purchaser wishes to extend the Closing Date from July 10, 2015 to August 10, 2015, Purchaser must (i) provide written notice to Seller on or before July 6, 2015 and (ii) deliver to the Title Company on or before July 9, 2015, an extension deposit in the amount of One-Hundred Thousand and No/100 Dollars ($100,000.00) (the “Extension Deposit”) to be held by the Title Company in escrow in a non-interest bearing account. Hereinafter, the Initial Deposit and the Extension Deposit (if any) are collectively referred to as the “Earnest Money Deposit”. Title Company shall hold and disburse the Earnest Money Deposit in accordance with this Agreement and the terms and conditions of escrow, if any, that Title Company shall require upon creation of the escrow. The parties agree that if the purchase of the Transferred Assets closes, the Earnest Money Deposit shall be applied to the Purchase Price as a credit to Purchaser at Closing. If Purchaser fails to deposit the Earnest Money Deposit with Title Company within the period provided in this Section 2.3, this Agreement shall automatically terminate and be of no further force or effect except for the provisions which by the terms of this Agreement expressly survive termination of this Agreement.

2.4    Purchase Price.

The purchase price for the Transferred Assets (the “Purchase Price”) shall be an amount equal to Six Million Seven Hundred Fifty Thousand and No/100 Dollars ($6,750,000.00).

2.5    Payment of Purchase Price.

Purchaser shall deliver to Seller on the Closing Date an amount sufficient to pay the Purchase Price and all other obligations of Purchaser arising under this Agreement, after taking into account (1) the appropriate adjustments as required by Article 9, and (2) the Earnest Money Deposit, by immediately available funds. All or a portion of the funds payable by Purchaser at Closing may, at the direction of Seller, be paid to the Title Company. If Seller desires payment by wire transfer, Seller shall provide wire transfer instructions to Purchaser at least two (2) days prior to the Closing Date.

2.6    Assumption of Liabilities and Obligations.

At the Effective Time, Purchaser shall assume the Liabilities arising after the Closing Date (i) under the Assumed Contracts, and (ii) relating to the Permitted Encumbrances, if any (collectively, the “Assumed Liabilities”). Except for the Assumed Liabilities, Purchaser does not assume any Liabilities of Seller. All other Liabilities of Seller shall herein be referred to collectively as the “Excluded Liabilities.”

2.7    Allocation of Purchase Price

Prior to the expiration of the Due Diligence Period, the parties shall allocate the Purchase Price among the Transferred Assets in the manner complying with Section 1060 of the Code. Such allocation (the “Allocation”) will be agreed to by Purchaser and Seller prior to the Closing Date. The parties hereby agree that the Allocation will be added to this Agreement as Schedule 2.7 and shall be conclusive and binding on each of them for purposes of federal and, where applicable, state and local tax returns and that they will not voluntarily take any position on such returns inconsistent with the Allocation, as adjusted for any Purchase Price adjustments hereunder. The parties hereby agree to prepare and timely file all applicable forms concerning the allocation of the Purchase Price with the Internal Revenue Service (“IRS”) and any other Governmental Authority consistent with the Allocation.

2.8    Financing

Upon Purchaser’s request and at Purchaser’s sole cost and expense, Seller hereby agrees to reasonably cooperate with Purchaser or any third party in connection with Purchaser’s financing or refinancing of its purchase of the Property, whether through bond financing or otherwise. In addition, upon request by Purchaser, Seller agrees to convey the Property to a government bond issuer named by Purchaser at Closing.

ARTICLE 3
DUE DILIGENCE AND INVESTIGATION

3.1 Access and Investigation

3.1(a) For a period commencing on the date of this Agreement and expiring at midnight on June 30, 2015 (the “Due Diligence Period”), Seller shall: (1) afford Purchaser and its Representatives access to Seller’s personnel, properties (including access for subsurface testing), books and records, and other documents and data, and (2) furnish Purchaser and Purchaser’s Representatives with copies of all Assumed Contracts, books and records, financial information and other existing documents and data related to the operation of the Facilities and the Transferred Assets as Purchaser may reasonably request. Purchaser hereby requests from Seller the list of documents and data set forth on Schedule 3.1(a). Based on Purchaser's due diligence review, it shall have the right and opportunity to request additional information from Seller as is reasonable in relation to Purchaser's due diligence. The parties agree that time is of the essence as to the Due Diligence Period.

3.1(b) In conducting any inspections of the Transferred Assets, Purchaser shall not (1) interfere with the business of Seller, (2) unreasonably disturb the Residents, (3) disrupt the operations of the Facilities, or (4) damage any of the Transferred Assets. Seller may, from time to time, establish reasonable rules of conduct for Purchaser and its Representatives in their performance of due diligence activities. Purchaser shall schedule and coordinate all inspections with Seller and shall give Seller at least 24 hours notice prior to conducting any inspection. Prior to Closing, Purchaser, at its expense, shall have the right to obtain a Phase I environmental site assessment and, with the written consent of Seller, which consent shall not be unreasonably withheld or delayed, a Phase II environmental site assessment on the Real Property. Purchaser shall not be permitted to conduct any boring on any of the Real Property in connection with its due diligence review or otherwise without the prior consent of Seller. If Purchaser’s Representatives alter or damage any of the assets or properties owned or used by Seller in operation of the Facilities or otherwise located at the Real Property, Purchaser shall promptly restore such altered or damaged asset or property to its state prior to such alteration or damage and shall pay to Seller, on demand, the cost of repairing and restoring any damage or disturbance that Purchaser causes to any such assets or property.

3.1(c) If, after notice by Purchaser to Seller of an inspection by an independent contractor, Seller requests evidence of insurance described below, prior to any entry onto the Real Property or the premises of the Facilities by any independent contractor employed by Purchaser for the purpose of conducting the due diligence review of the Transferred Assets, Purchaser shall deliver evidence reasonably satisfactory to Seller that such independent contractor has general liability insurance, with coverages in the amounts set forth below, and workers compensation insurance as required by applicable law, insuring such independent contractor and its employees against loss, liability, personal injury, death or property damage arising or occurring upon or in connection with the presence or activities of such independent contractor while on the Real Property or the premises of any such Facilities. Seller reserves the right, where commercially reasonable, to require that any such independent contractor name Purchaser as an additional insured on its general liability insurance policy or to require that such policy provide coverage for the contract between such independent contractor and Purchaser with respect to such independent contractor’s activities on the Real Property or at the Facilities.

3.1(d) Purchaser hereby agrees that: (1) any information concerning the Transferred Assets or Seller (whether prepared by Seller, its advisors or otherwise) which is furnished to Purchaser or its Representatives by or on behalf of Seller, or which is developed or prepared by Purchaser or its Representatives therefrom or from any of Purchaser’s or its Representatives’ inspections or examinations of the Transferred Assets (collectively, the “Due Diligence Material”), will be used solely for the purpose of evaluating the proposed purchase of the Transferred Assets by Purchaser, (2) such information will be kept strictly confidential by Purchaser and its Representatives; and (3) any of the Due Diligence Material may be disclosed only to Purchaser’s Representatives who need to know such information for the purpose of evaluating such purchase, to any lender to which Purchaser makes a formal application for a loan secured by the Facility, or to any other Person necessary to closing of the transaction, in each such circumstance only if such Representative, lender or other Person agrees (i) to treat such information as strictly confidential and (ii) to be bound by the provisions of this Section 3.1(e). The covenants of this Section 3.1(e) shall expire upon the earlier of the Closing or the 1st anniversary of the date hereof. In addition, this covenant shall not apply to Due Diligence Material that would not be considered “Confidential Information” hereunder.

3.2    Scope of Purchaser’s Due Diligence.

Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement, Seller makes no representations or warranties whatsoever, whether express or implied or arising by operation of law, regarding the Facilities, Transferred Assets, their condition or state of repair, the financial condition of the Facilities or the operations of the Facilities. Purchaser agrees that the Transferred Assets will be sold and conveyed to (and accepted by) Purchaser at the Closing in the then existing condition of the Transferred Asset, AS IS, WHERE IS, WITH ALL FAULTS, except as otherwise expressly provided in this Agreement.

3.3    Termination of Agreement by Purchaser.

Purchaser may terminate this Agreement for any reason or no reason at all, in Purchaser’s sole and absolute discretion, by delivery to Seller of notice of termination prior to 5:00 p.m., Central Standard Time, on or prior to the expiration of the Due Diligence Period. Upon termination, the Earnest Money Deposit shall be promptly refunded to Purchaser without further demand therefor.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES BY SELLER

Seller hereby represents and warrants to Purchaser as follows:

4.1    Organization and Standing.

Seller is a limited liability company duly formed, validly existing and in good standing under the laws of Georgia and has full power and authority to own and lease, as applicable, the Transferred Assets as they are now owned or leased and to carry on its business as its business is now being conducted. Seller has the power and authority to execute and deliver this Agreement and the other Seller Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Seller, to the extent required by Law, is qualified to do business and is in good standing in Alabama. Seller’s Federal Employer Identification Number is set forth on the signature page to this Agreement. Seller certifies that (a) such number is correct, (b) it is not subject to backup withholding because (1) it has not been notified that it is subject to backup withholding as a result of a failure to report all interest or dividends or (2) the IRS has notified it that it is no longer subject to backup withholding, and (c) it is not a foreign Person within the meaning of sections 1445 and 1446 of the IRC, and the regulations promulgated under such code sections.

4.2    Authorization.

The execution, delivery and performance by Seller of this Agreement and the other Seller Documents to which it is a party, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary actions of Seller and its members and manager (none of which has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and each of the other Seller Documents upon execution and delivery of such other Seller Document will constitute, valid and binding agreements and obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by applicable creditors’ rights laws and general principles of equity.

4.3    Compliance with Laws.

To the Knowledge of Seller, Seller has complied and is in compliance in all material respects with all Laws applicable to Seller, to the Transferred Assets and/or the Facilities and to the ownership, leasing or operation (as applicable) of the Transferred Assets (excepting from this Section 4.3 any Laws the compliance with which is specifically dealt with elsewhere in this Article 4). Seller has obtained and holds all permits, licenses and approvals (all of which are in full force and effect) from all Governmental Authorities, necessary in order to conduct the operations of the Facilities in accordance with applicable Law, as presently conducted, and to own, use and maintain the Transferred Assets, except where the failure to so obtain such permits, licenses and approvals has not had, and will not have, a Material Adverse Effect.

4.4    Required Consents; No Conflicts.

4.4(a)    The execution, delivery and performance by Seller of Seller Documents will not require the Consent of, or filing with, or notification to any Person or Governmental Authority, except (i) as have been obtained or will be obtained or have occurred prior to the Closing and (ii) that certain of the Assumed Contracts may be assigned only with the Consent of third parties as set forth in Schedule 4.4(a).

4.4(b)    The execution and delivery of the Seller Documents, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not (i) conflict, in any material respects, with or violate any Law applicable to or affecting Seller, the Facilities or the Transferred Assets, (ii) conflict, in any material respects, with or result in any material breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any Material Contract to which Seller is a party or by which Seller is bound or to which any of the Transferred Assets or either of the Facilities is subject or affected, or result in the creation of any Encumbrance upon the Transferred Assets, or (iii) conflict, with or violate the organizational documents of Seller or any resolution adopted by its board of directors or shareholders.

4.5    Absence of Litigation.

There is no Proceeding, nor any Order pending or, to the Knowledge of Seller, threatened against, affecting or involving Seller (as it relates to the ownership, leasing or operation of the Facilities), the Transferred Assets, the Facilities or, to the Knowledge of Seller, the Facility Employees, or the transactions provided for in this Agreement or any other Seller Document, at law or in equity, or before or by any court, arbitrator or Governmental Authority. The Facilities are not operating under or subject to any Order of any court, arbitrator or Governmental Authority.

4.6    Ownership and Condition of Transferred Assets.

4.6(a)    Schedule 2.1(a) contains a complete and accurate description of all the Real Property and Seller's interest therein. The Real Property listed on Schedule 2.1(a) comprises all real property interests owned, leased or used by Seller in the conduct of the business and operations of the Facilities as now conducted and which is material to the business and operations of the Facilities, and Seller (i) is the owner of, and has good fee title to all fee estates included in the Real Property which is owned by Seller, and (ii) has good leasehold interests in all Real Property leased by Seller, in each case free and clear of any Encumbrances, except for Permitted Encumbrances. All Real Property (including the improvements thereon) (i) is available for immediate use in the conduct of the business and operations of Purchaser, and (ii) to the Knowledge of Seller, complies in all material respects with all applicable building or zoning codes and regulations of any Governmental Authority having jurisdiction, except where the failure to so comply has not had a Material Adverse Effect. The Real Property abuts on and has direct vehicular access to a public road, or has access to a public road via an appurtenant easement benefitting the Real Property. To the Knowledge of Seller no portion of the Real Property or any building, structure, fixture or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending or, to the Knowledge of Seller threatened.

4.6(b)    Personal Property. Schedule 4.6(b) sets forth a listing of the material Personal Property owned or used by Seller in the operation of the Facility (the “Material Equipment”). Except as disclosed on Schedule 4.6(b), Seller owns the Material Equipment that it purports to own or that is reflected as owned in the books and records of Seller (except for assets held under capitalized leases disclosed in Schedule 2.1(d) of this Agreement). None of such Material Equipment is subject to any Encumbrance or other charge, except for Permitted Encumbrances or as otherwise specifically disclosed in Schedule 4.6(b). Except as otherwise specified in Schedule 4.6(b), all Material Equipment of Seller is free of material defect and in good repair and working order (ordinary wear and tear excepted).

4.7    Financial Statements.

Set forth in Schedule 4.7 are (i) unaudited balance sheets of Seller for the Facilities as of the end of the fiscal years ending December 31, 2012, 2013 and 2014, (ii) unaudited interim balance sheets of Seller dated as of March 31, 2015, (iii) unaudited statements of income for Seller for the fiscal years ending December 31, 2012, 2013 and 2014, and (iv) interim statements of income for the month ending March 31, 2015. All of the financial statements referred to in this Section: (i) are prepared from the books and records of Seller in accordance with GAAP, except that such financial statements are prepared without footnotes or other presentation items and, in the circumstance of the interim financial statements, without normal year-end adjustments; and (ii) present fairly in all material respects the financial condition of Seller as of the respective periods covered thereby. Seller has no Liabilities relating to the Facilities, except for (i) Liabilities reflected or reserved against any financial statements furnished pursuant to this Section; (ii) Liabilities described in Schedule 4.7; or (iii) Liabilities incurred since March 31, 2015 in the Ordinary Course of Business.

4.8    Reports and Records.

To Seller's Knowledge, all returns, reports, statements and other documents relating to the Facilities currently required to be filed by Seller with any Governmental Authority in connection with, or as a result of, Seller's operation of the Facilities or ownership of the Transferred Assets, have been filed and complied with by Seller and are true, correct and complete in all material respects as filed, except where failure to file will not have a Material Adverse Effect.

4.9    Material Contracts.

4.9(a)    Schedule 2.1(d) contains a complete list, as of the date hereof, of all of the Contracts which are material to the business and operations of the Facilities (the “Material Contracts”). Seller has delivered to Purchaser a full and complete copy of each of the Material Contracts.

4.9(b)    Each Material Contract is in full force and effect, and constitutes a valid and binding obligation of, and is legally enforceable against, Seller. Seller and, to the Knowledge of Seller, the other parties thereto, have complied in all material respects with all of the provisions of such Material Contracts and are not in breach or default thereunder in any material respect, and there has not occurred any event which (whether with or without notice or lapse of time) would constitute such a material breach or default by any of the parties thereunder. To the Knowledge of Seller, there has not been any threatened cancellation of any Material Contract and there is no outstanding dispute thereunder. The consummation of the transactions described in this Agreement will not cause a default under any Assumed Contract.

4.10    Taxes.

4.10(a)    Seller has timely filed with the appropriate taxing authorities all Tax Returns (including, without limitation, information returns and other material information) required to be filed through the date hereof for which such Seller would have Liability for Taxes relating to the operations of the Facilities.

4.10(b)    There is no action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of Seller, threatened in respect of any Taxes relating to the Facilities for which Seller is or may become liable; no deficiency or claim for any Tax relating to the Facilities has been proposed, asserted, or to the Knowledge of Seller, threatened, nor to the Knowledge of Seller, is there basis for any such claim. There are no outstanding agreements or waivers providing for an extension of time with respect to the assessment or collection of any Taxes against Seller relating to the Facilities, and no power of attorney granted by Seller with respect to any Tax matter relating to the Facilities is currently in force, the existence of which may give rise to any Encumbrance on any of the Transferred Assets.

4.10(c)    Seller has duly and timely withheld and paid all Taxes which it is required to withhold and pay relating to salaries and other compensation paid to Facility Employees.

4.11    Employees; Employee Benefit Plans.

4.11(a)    Set forth on Schedule 4.11(a) is a list of all persons who are employees, independent contractors or consultants of Seller at the Facilities as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized (the “Facility Employees”), and sets forth for each of the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive-based compensation. As of the date of this Agreement, all compensation, including wages, commissions and bonuses, that is due and payable as of the date of this Agreement to all employees, independent contractors or consultants of Seller for services performed on or prior to the date of this Agreement has been paid in full, other than such compensation due and payable for the then current week, which will have been accrued for by Seller and will be paid during the immediately following week by Seller.

4.11(b)    Schedule 4.11(b) lists all Employee Benefit Plans for which any Facility Employee has participated, is participating or is eligible (the “Facility Employee Benefit Plans”). Seller has no liability for any delinquent contributions within the meaning of Section 515 of ERISA (including, without limitation, related attorneys' fees, costs, liquidated damages and interest) for any arrearages of wages.

4.11(c) Seller and its ERISA Affiliates have never maintained, sponsored, contributed to or been required to contribute to, and have no Liability with respect to, (i) an employee pension benefit plan subject to Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) of ERISA); (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code); or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

4.11(d) With respect to each Facility Employee Benefit Plan, the Company has made available to Purchaser accurate, current and complete copies of each of the following: (i) the plan document together with all amendments; (ii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the Transactions; (iii) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to each Facility Employee Benefit Plan; (iv) a copy of the most recent determination, opinion or advisory letter from the IRS on any Facility Employee Benefit Plan that is qualified under Section 401(a) of the Code; (v) a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vi) the most recent nondiscrimination tests performed under the Code; and (vii) copies of material notices, letters or other correspondence from the IRS, Department of Labor, or other Governmental Authority relating to any Facility Employee Benefit Plan.

4.11(e)    Each Facility Employee Benefit Plan and related trust has been established, administered and maintained in material compliance with its terms and in material compliance with all Legal Requirements (including ERISA and the Code). Each Facility Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”), is so qualified and can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Facility Employee Benefit Plan that would reasonably be expected to subject Purchaser or any of its ERISA Affiliates to a penalty under Section 502 of ERISA or to a tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Facility Employee Benefit Plan have been timely paid in accordance with the terms of such Facility Employee Benefit Plan and are in material compliance with all applicable Legal Requirements and accounting principles.

4.11(f) Other than as required under Section 601 et. seq. of ERISA or other applicable Legal Requirement, no Facility Employee Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

4.11(g)     There is no pending or, to the Knowledge of Seller, threatened Proceeding relating to a Facility Employee Benefit Plan (other than routine claims for benefits), and no Facility Employee Benefit Plan has within the two (2) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

4.11(h)     There has been no amendment to, announcement by Seller or any of its ERISA Affiliates relating to, or change in employee participation or coverage under the Facility Employee Benefit Plans that would increase the annual expense of maintaining the Facility Employee Benefit Plans above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of Seller, as applicable. Neither the Seller nor any of its ERISA Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Seller, whether or not legally binding, to adopt, amend, or modify any of the Facility Employee Benefit Plans.
4.11(i)     Neither the execution of this Agreement nor the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent events) will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

4.12    Labor Relations.

4.12(a)    The consummation of the transactions contemplated hereby will not cause Purchaser to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any person or entity.

4.12(b)    There are no strikes, work stoppages, grievance proceedings, union organization efforts pending or, to the Knowledge of Seller, threatened, affecting the Facilities, between Seller and (i) its current or former employees or agents, or (ii) any union or collective bargaining unit representing or claiming to represent such employees. Seller is in compliance in all material respects with all applicable Laws and regulations relating to employment or the workplace at the Facilities including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions, and Seller has complied with all notice or other requirements which could be triggered by the transactions provided for in this Agreement.

4.12(c)    No labor union or other collective bargaining unit represents or claims to represent any of the Facility Employees, there are no collective bargaining agreements with the Facility Employees or their agents affecting the Facilities to which Seller is a party or by which Seller is bound, there are no employment agreements, contracts, plans, arrangements, commitments or understandings between Seller and Seller's employees not terminable at will, and there are no professional service contracts not terminable at will relating to the Facilities or the business and operations thereof to which Seller is a party or by which Seller is bound.

4.13    Environmental Matters.

4.13(a)    To the Knowledge of Seller, with respect to the Facilities, Seller has complied and is in material compliance with, and the Real Property and all improvements thereon are in material compliance with, all Environmental Laws.

4.13(b)    To the Knowledge of Seller, neither Seller nor any other person has generated, spilled, treated, stored or disposed of, nor in any manner arranged for the disposal or treatment of any Hazardous Materials in violation of any Environmental Laws on or from the Real Property and, to the Knowledge of Seller, there are currently no Hazardous Materials present on, in or under the Real Property above any applicable threshold level which now requires clean-up or remediation under any Environmental Laws.

4.13(c)    There are no pending or, to the Knowledge of Seller, threatened actions, suits, claims, legal proceedings or other proceedings based on, and to the Knowledge of Seller, Seller has not received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Authority or any other person or entity facts which could reasonably likely form the basis for any such actions or notices arising out of or attributable to: (i) the presence at any part of the Real Property of Hazardous Materials; (ii) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials; (iii) the off-site disposal of Hazardous Materials originating on or from the Real Property, the business of Seller or the Transferred Assets; (iv) any facility operations or procedures of Seller which do not conform to requirements of the Environmental Laws; or (v) any violation of Environmental Laws at any part of the Real Property or otherwise arising from any of Seller's activities involving Hazardous Materials.

4.13(d)    Seller is not required to maintain any permits, licenses, certificates, and approvals required under any Environmental Law for the operation of the Facilities. To the Knowledge of Seller, there has been no discharge of any Hazardous Materials at the Facilities.

4.13(e)    To the Knowledge of Seller, the Real Property contains no underground storage tanks, or underground piping associated with such tanks, used currently or in the past for Hazardous Materials, and no portion of the Real Property is or has been used for underground storage tanks, as a dump or landfill. To the Knowledge of Seller, neither PCBs nor friable asbestos materials are present on or in the Real Property.

4.13(f)    Seller has furnished to Purchaser all environmental assessments in Seller's possession pertaining to the Real Property.

4.14    Insurance.

Schedule 4.14 contains a true and complete list of all policies of title, property, fire, casualty, liability, life, workers' compensation, libel and slander, and other forms of insurance of any kind relating to the Transferred Assets (other than the Excluded Assets) or the business and operations of the Facilities and owned or held by Seller as of the date hereof. All such policies are (i) in full force and effect; and (ii) valid, outstanding, and enforceable policies and the policy holder is not in default in any material respect thereunder.

4.15    Affiliated Transactions.

Neither Seller nor any of its partners, officers, directors, employees or Affiliates is a party to any transaction or agreement with respect to the Facilities or the Transferred Assets, including, without limitation, the extension of credit or the commitment to extend credit to any such Persons or entities. Schedule 4.15 describes all agreements and arrangements related to the Facilities pursuant to which Seller or any Affiliate pays certain expenses or assumes certain financial obligations on behalf of Seller which are not reflected in the financial statements of Seller included in Schedule 4.7 hereof.

4.16    OSHA.

To the Knowledge of Seller, the Facilities comply in all material respects with OSHA and the requirements of state Laws on occupational safety. Seller has not received any written notice from any Governmental Authority that past or present conditions of the Facilities or Transferred Assets violate in any material respects any applicable legal requirements related to occupational safety or otherwise will be made the basis of any claim, proceeding, or investigation, based on OSHA violations or otherwise related to occupational safety violations.

4.17	Permits.

Schedule 2.1(g) lists all of the Governmental Authorizations from all Governmental Authorities held by Seller or any of its Affiliates in connection with Seller's ownership and operating of the Facilities.

4.18	Rent Rolls.

Set forth on Schedule 4.18 is a list of each of the current agreements between Seller and each of the Residents, the unit to which each such agreement pertains, and the current monthly fee charge to each of the Residents pursuant to such agreements (the “Rent Roll”). None of the Residents has an option for any renewal or extension.

4.19	Bankruptcy.

Seller is not insolvent, and further is not involved in any bankruptcy, reorganization or insolvency proceeding.

4.20    Absence of Changes. Since March 31, 2015, there has been no:

(i)    transaction by the Seller relating to the operation of the Facilities except in the ordinary course of business as conducted on that date; or

(ii)    Material Adverse Change.

4.21    Brokers or Finders

Except for Emory Relocation and Referral (“Purchaser’s Broker”) and Marcus & Millichap (“Seller’s Broker”; together with Purchaser’s Broker, collectively, the “Brokers”), no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with the Closing. Seller hereby agrees to pay Seller’s Broker a commission fee equal to three percent (3%) of the Purchase Price, which commission fees shall be deducted from the Seller’s proceeds at Closing. In addition, if the Closing occurs on or before July 10, 2015, Seller shall pay Purchaser’s Broker a commission fee equal to one percent (1%) of the Purchase Price, which commission fee shall be deducted from Seller’s proceeds at Closing. If the Closing occurs on or after July 11, 2015, for any reason including Purchaser’s exercise of its right to extend the Closing Date to August 10, 2015 as described in Section 2.3 above, Seller shall not pay Purchaser’s Broker a commission fee.

4.22    Full Disclosure.

The representations and warranties of Seller in this Agreement and in the Schedules hereto are true, complete and correct, and no such representation or warranty contains any untrue statement of material fact or omits to state any material fact necessary to make the statements made not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES BY PURCHASER

Purchaser represents and warrants to Seller as follows:

5.1    Organization and Standing.

Purchaser is a public corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has full power and authority to own and lease its properties as such properties are now owned and leased and carry on its business as such business is now being conducted. Purchaser has full power and authority to execute and deliver this Agreement and the other Purchaser Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby.

5.2    Authorization.

The execution, delivery and performance by Purchaser of this Agreement and the other Purchaser Documents to which it is a party, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary actions of Purchaser (none of which has been modified or rescinded and all of which actions are in full force and effect), including approval by the commission, board of directors or other similar type of governing body having authority over the business and operations of Purchaser. This Agreement constitutes, and each Purchaser Document upon execution and delivery of such Purchaser Document will constitute, valid and binding agreements and obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable creditors’ rights laws and general principles of equity.

5.3    No Conflicts.

The execution and delivery of this Agreement and the other Purchaser Documents, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not (a) conflict with or violate the organizational documents or any Law regarding Purchaser’s organization, existence and authority, or any resolution adopted by any commission, board of directors or other similar type of governing body having authority over Purchaser’s business and operations; (b) conflict, in any material respects, with or violate any material Law applicable to or affecting Purchaser, (c) conflict, in any material respects, with or result in any material breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any Contract to which Purchaser is a party or by which Purchaser is bound, or (d) require the Consent or the making by Purchaser of any declaration, filing or registration with, any Person.

5.4    Brokers or Finders.

Except for Purchaser’s Broker, no agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with the Closing based on arrangements made by or on behalf of Purchaser.

5.5    Completeness of Statements.

No representation or warranty made by Purchaser in this Agreement contains any untrue statement of a material fact, any misstatement of a material fact, or omits to state of material fact necessary to make the statement made herein, in light of the circumstances in which it was made, not misleading.

ARTICLE 6
COVENANTS AND AGREEMENTS OF SELLER

Seller covenants and agrees with Purchaser as follows:

6.1    Negative Covenants of Seller.

Pending and prior to the Closing, Seller will not, without the prior written consent or approval of Purchaser, which consent shall not be unreasonably withheld, do or agree to do any of the following, as such actions relate to the Facilities:

6.1(a)    Sell, assign, lease or otherwise transfer or dispose of any of the Transferred Assets, or enter into any Contracts or agreements (or any negotiation for any such Contract or agreement) relating thereto other than in the Ordinary Course of Business.

6.1(b)    Acquire or enter into any additional agreements, except in the Ordinary Course of Business, or renew, extend, amend, alter, modify, replace or otherwise change any Material Contract, except in the Ordinary Course of Business.

6.1(c)     Except as required by Law or in the Ordinary Course of Business, (i) enter into, become subject to or amend or modify any existing employment, labor, union, independent contractor or professional service Contract not terminable at will, or any Employee Benefit Plan or other bonus, pension, insurance, profit sharing, incentive, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan relating to the Facilities, or (ii) increase the compensation payable or to become payable to any Facility Employee.

6.1(d)    Create, assume or permit to exist any Encumbrances upon any of the Transferred Assets, except for Permitted Encumbrances and Encumbrances that will be discharged prior to or on the Closing Date.

6.1(e)    Waive any material right relating to the Facilities or the Transferred Assets, except in the Ordinary Course of Business.

6.1(f)    Take or fail to take any action which, if taken or not taken, would result in a violation of any of the representations or warranties of Seller made under Article 4 of this Agreement.

6.2    Affirmative Covenants.

Pending and prior to the Closing Date, Seller will:

6.2(a)    Preserve its existence as a limited liability company and keep its business organization intact, maintain existing franchises and licenses relating to the Facilities and the operation thereof in accordance with this Agreement, and shall use its commercially reasonable efforts to preserve for Purchaser the relationships of the business of the Facilities with suppliers, employees and others with whom the Facilities have business relationships.

6.2(b)    Subject to the terms and conditions of this Agreement (including, without limitation, Section 6.1), (i) carry on the businesses and activities of the Facilities, in the Ordinary Course of Business; (ii) pay or otherwise satisfy, as they come due and payable, all obligations under the Assumed Contracts and all obligations of the Facilities (including, without limitation, Taxes relating to the Facilities), that, if not paid, may result in an Encumbrance on the Transferred Assets or that could result in a Material Adverse Effect; (iii) maintain all Transferred Assets in customary repair, maintenance and condition; and (iv) maintain its books of account, records, and files in substantially the same manner as heretofore maintained.

6.2(c)     Upon receiving notice or otherwise becoming aware of any material violations under any applicable Laws relating to the Facilities, promptly notify Purchaser.

6.2(d)    Seller shall promptly notify Purchaser of any Material Adverse Change.

ARTICLE 7
REAL PROPERTY MATTERS; CERTAIN COSTS

7.1	Current Evidence of Title.

7.1(a)    As soon as practicable after the date hereof, Purchaser shall obtain, at Purchaser’s expense, a current title commitment (the “Title Commitment”) from Title Company, together with legible copies of all exceptions to title referenced therein. The Title Commitment shall set forth the state of title to the Real Property, together with all exceptions or conditions to such title, including, without limitation, all easements, restrictions, rights‑of‑way, covenants, reservations, and all other Encumbrances affecting the Real Property which would appear in an ALTA owner's policy of title insurance, if issued. The Title Commitment shall include the Title Company's requirements for issuing the Title Policy. Seller's obligation under this Agreement to secure the release of Encumbrances that are not Permitted Encumbrances, whether set forth in the Title Commitment or not, is set forth in Section 7.2.

7.1(b)     As soon as practicable after the date hereof, Purchaser may, at Purchaser's expense, cause a survey of the Real Property (the “Survey”) to be performed by a licensed professional land surveyor or engineer selected by Purchaser and acceptable to the Title Company. Seller shall cooperate fully with the surveyor to permit the Survey to be performed. Without limitation of the foregoing, the Survey shall be prepared, platted and certified to Purchaser and the Title Company based upon and in satisfaction of the minimum Standard Detail Required and Classifications for ALTA/ACSM Land Title Surveys as shall be reasonably acceptable to Purchaser and the Title Company and shall include a legal description and area computation prepared by the surveyor in accordance with the map. Seller's obligation under this Agreement to secure the release of Encumbrances that are not Permitted Encumbrances disclosed on the Survey is set forth in Section 7.2.

7.1(c)     If the Title Commitment or Survey shall disclose any Encumbrance that is not a Permitted Encumbrance (“Title Objections”), then Purchaser shall notify Seller in writing (“Objection Notice”) of such objections within 10 days after receiving the Title Commitment, Survey and copies of all recorded documents referenced in the Title Commitment. Any Title Objection that the Title Company is willing to insure over on terms reasonably acceptable to Purchaser and Seller is herein referred to as an “Insured Exception.” The Insured Exceptions, together with any title exception in the Title Commitment or matters disclosed by the Survey not objected to by Purchaser in the manner set forth above, shall be deemed to be Permitted Encumbrances for purposes of this Agreement.

7.1(d)     Purchaser and Seller shall cooperate with Title Company in connection with obtaining title insurance insuring title to the Transferred Assets subject only to the Permitted Encumbrances. In furtherance and not in limitation of the foregoing, at or prior to the Closing, Purchaser and Seller shall deliver to Title Company such affidavits, certificates and other instruments as are reasonably requested by Title Company and customarily furnished in connection with the issuance of owner's policies of title insurance.

7.2	Inability to Convey; Rights of Parties.

7.2(a)     Except as specifically provided in this Section 7.2, Seller shall not have any obligation to take or bring any action or proceeding or take any other steps to remove any Encumbrance that does not constitute a Permitted Encumbrance or to expend any money to remove any such Encumbrance, nor shall Purchaser have any right of action against Seller, at law or in equity, for Seller's inability to convey title to the Transferred Assets subject only to the Permitted Encumbrances. At or prior to the Closing, Seller shall (1) remove and discharge all monetary liens specifically secured by the Real Property and the Personal Property that have been voluntarily created or assumed by Seller or that arise as a result of Seller's failure to pay such amounts that become due in the Ordinary Course of Business, including but not limited to, its indebtedness or obligations in accordance with normal terms, taxes, assessments and governmental charges imposed on its income or the Transferred Assets, or lawful claims to labor, materials or supplies (“Monetary Encumbrance”); and (2) take such steps that are commercially reasonable and necessary to discharge or remove all other Encumbrances which do not constitute Permitted Encumbrances or Monetary Encumbrances that can be discharged or removed at an expense to Seller.

7.2(b)     Notwithstanding anything contained herein to the contrary, within ten (10) days after receipt of the Objection Notice, Seller shall notify Purchaser as to whether Seller will be able to cure and/or remove Title Objections (other than Monetary Encumbrances which are to be removed by Seller at or before Closing pursuant to Section 7.2(a)) (“Seller's Notice”). If Seller indicates in the Seller’s Notice that it will not be able to so cure and/or remove such Title Objections then, subject to the next sentence, Purchaser shall be entitled, at its option, either (i) to terminate this Agreement (so long as such notice of termination is given to Seller within five (5) days of Purchaser's receipt of Seller's Notice) and to receive a full refund of the Earnest Money Deposit, or (ii) to purchase the Transferred Assets subject to such Title Objections (other than the Monetary Encumbrances ) (in which event such Title Objections, to the extent not fully discharged and removed by Seller's expenditures, shall be deemed to be Permitted Encumbrances). The preceding sentence notwithstanding, with respect to any Encumbrance that is not a Permitted Encumbrance which appears of record or arises after the date of the Title Commitment, or in the event that Seller notifies Purchaser of its intention to cure and/or remove Title Objections but fails to do so on or before the Closing Date, Purchaser shall have the options specified in the preceding sentence except that the option to terminate this Agreement and receive a refund of the Earnest Money Deposit may be exercised at any time up to and including the Closing Date, and in addition to the refund of the Earnest Money Deposit, Seller shall reimburse Purchaser with the reasonable costs of the Purchaser's due diligence (upon presentation of usual and customary receipts), including but not limited to the Title Commitment, the Survey, the Phase I Report the Phase II Report, if any, and reasonable attorneys’ fees relating to the review thereof in an amount not to exceed $100,000.00.

ARTICLE 8
MUTUAL COVENANTS AND UNDERSTANDINGS
OF SELLER AND PURCHASER

8.1    Risk of Loss.

The risk of loss or damage by fire or other casualty or cause to the Transferred Assets until the Closing Date shall be upon Seller. If, on or before the Closing Date, all or any of the Transferred Assets are Damaged or destroyed by fire or other casualty, Seller shall promptly notify Purchaser. If the resulting Damage to the Transferred Assets is greater than $500,000, taken in the aggregate, Purchaser may terminate this Agreement by delivery of notice of termination to Seller within 10 days of date of delivery of Seller’s notice of such casualty. If Purchaser does not terminate this Agreement prior to the expiration of such 10-day period, this Agreement shall remain in full force and effect. In such instance, at the Closing, Seller shall credit against the Purchase Price an amount equal to the damage to the Transferred Assets based on a reasonable estimate to rebuild, restore or correct the Transferred Assets to their condition immediately prior to the casualty, as determined by an independent, certified engineer or other qualified professional acceptable to Seller and Purchaser (the “Independent Engineer”). If the resulting Damage to the Transferred Assets is $500,000 or less, taken in the aggregate, this Agreement shall remain in full force and effect. In such instance, at the Closing, Seller shall credit against the Purchase Price an amount equal to the damage to the Transferred Assets based on a reasonable estimate to rebuild, restore or correct the Transferred Assets to their condition immediately prior to casualty, as determined by the Independent Appraiser. Notwithstanding anything to the contrary set forth in this Section 8.1, if Seller is required under its loan covenants to commence rebuilding, restoring or otherwise correcting the Transferred Assets prior to the Closing, any costs or expenses incurred by Seller in rebuilding, restoring or correcting the Transferred Assets prior to the Closing shall be applied against and reduce the amount to be credited to Purchaser at Closing pursuant hereto. All costs of the Independent Engineer shall be borne equally by Seller and Purchaser. Seller shall retain all rights to receive insurance proceeds paid in respect of any such casualty and, post-closing, shall have no Liability to Purchaser associated with completion of the rebuilding, restoration or correction of the Transferred Assets.

8.2	Risk of Condemnation Loss.

8.2(a)    If, on or before the Closing Date, all or any of the Transferred Assets are taken as a result of any condemnation or eminent domain proceeding, Seller shall promptly notify Purchaser. If the resulting condemnation would materially and adversely affect the ability to operate the Transferred Assets, taken as a whole, in the same manner as the Transferred Assets were operated prior to the condemnation, taken as a whole, Purchaser may terminate this Agreement by delivery of notice of termination within ten days of the date of delivery of Seller’s notice of such condemnation or eminent domain proceedings. If Purchaser does not terminate this Agreement prior to the expiration of such 10‑day period, or such condemnation or eminent domain proceedings do not materially and adversely affect the ability to operate the Transferred Assets, taken as a whole, in the same manner as the Transferred Assets were operated prior to the condemnation, taken as a whole, this Agreement shall remain in full force and effect.

8.2(b)    At the Closing, Seller shall credit against the Purchase Price an amount equal to the net proceeds, if any, received by Seller from such condemnation. If, as of the Closing Date, Seller has not received any such condemnation proceeds, then the parties shall nevertheless consummate the transactions described in this Agreement on the Closing Date, without any deduction for such condemnation proceeds, and Seller shall at the Closing assign to Purchaser all of Seller’s rights, if any, to the condemnation proceeds and to all other rights or claims arising out of or in connection with such condemnation.

8.3    No Public Announcement.

No party shall make any press release or other public announcement regarding this Agreement or the transactions described in this Agreement, unless such party is obligated by Law or the rules of any stock exchange upon which its shares are traded to make such a disclosure. When a party determines that it is obligated by Law or the rules of a stock exchange to make such a disclosure, it shall notify all of the other parties prior to such disclosure and be entitled to make such disclosure in accordance with applicable Law.

8.4    Employees and Employee Benefit Matters.

8.4(a)    The employment of each Facility Employee is terminable “at will” by Seller, and Seller is not a party to any written employment or severance contract with any current or former Facility Employee. No Facility Employee has given notice terminating such Facility Employee’s contract with Seller and no amount due to or in respect of any current or former Facility Employee is in arrear, unpaid and past due. There is no collective bargaining agreement currently in effect between the Seller and any labor unions or organizations representing any of the Facility Employees. Seller has not experienced any organized slowdown, work interruption, strike or work stoppage by its employees and, to the Knowledge of Seller, there is no strike, labor dispute or union organization activity pending or threatened affecting the Seller.

8.4(b)    Seller is, and has been, in compliance in all material respects with all Legal Requirements that are applicable to Seller pertaining to employment and employment practices to the extent they relate to Facility Employees including all Legal Requirements relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of Seller are properly treated as independent contractors under all applicable Legal Requirements. All Facility Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Other than routine claims for benefits under the Facility Employee Benefit Plans, there are no Proceedings against Seller pending or, to the Knowledge of Seller, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of Seller, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Legal Requirements.

8.4(c)    On a date mutually acceptable to Seller and Purchaser prior to the Closing Date, but not later than five (5) days prior to the Closing Date, Seller shall notify the Facility Employees that it will terminate their employment as of the Effective Time. Purchaser may, in its sole discretion, make an offer of employment to any or all Facility Employees, at such salaries, benefits, duties and conditions of employment as determined by Purchaser in its sole discretion. Those employees that accept employment with Purchaser shall, at the Effective Time, become employees of Purchaser (the “Transferred Employees”). Seller shall be responsible for and pay all salary and accrued vacation owed to the Transferred Employees as of midnight on the day prior to the Closing Date.
8.4(d) At the Effective Time, all Transferred Employees shall cease to participate in Seller’s Employee Benefit Plans, except to the extent of any applicable continuation coverage under the Combined Omnibus Budget Reconciliation Act of 1985, as amended, as provided for under Sections 601 through 608 of ERISA, Section 4980B of the Code, and Sections 54.489B-1 through 54.4980B-10 of the Treasury Regulations (“COBRA”) or similar law.

8.4(e)    Purchaser shall have the sole responsibility and obligation for complying with the requirements of COBRA applicable to any termination of employment or any other qualifying event within the meaning of COBRA which occurs after the date of Closing with respect to any eligible Transferred Employee.

8.4(f)    Seller shall assume all obligations to provide continuation coverage of COBRA applicable to any termination of employment or any other qualifying event within the meaning of COBRA which occurred on or before the Closing Date with respect to any eligible Facility Employees of Seller, including but not limited to all former Facility Employees as of the Closing Date and any other M&A Qualified Beneficiaries (as defined in Sections 54.4980B-9, Q8A-4 of the Treasury Regulations), or those employees who otherwise discontinue service to Seller on or before the Closing Date as a result of the sale or purchase of the Transferred Assets.

8.4(g)    Purchaser shall not assume or be bound, and shall not be required in any manner by Seller to assume or be bound, by any labor and employment obligations relating to employees of Seller, including any collective bargaining agreements of Seller. Purchaser does not intend to become a successor employer to any collective bargaining agreement, either by operation of Law or fact. Except as otherwise provided by applicable Law, Seller shall continue to be responsible for any and all Liabilities arising or asserted to exist prior to or as of the Closing Date with respect to any collective bargaining agreement which covers or may cover employees of Seller, and shall discharge, or make adequate provision for the discharge of, any such Liabilities on or before the Closing Date. Seller shall continue to be responsible for any legal, administrative, arbitration or other action or proceeding arising out of the collective bargaining agreements existing on or before the Closing Date. Nothing in this Section 8.4(g) shall limit Purchaser's rights against Seller under any other provisions of this Agreement.

8.4(h)    From the Closing Date and for a period of one (1) year from the Closing Date, except as otherwise provided herein, neither Seller nor its Affiliates shall, directly or indirectly, for its own benefit or the benefit of others, induce, or attempt to induce, any Transferred Employee to terminate his or her employment with Purchaser or any Affiliate of Purchaser; provided, however, that the following shall not constitute a breach of the foregoing covenant: (1) Seller’s placement of a general advertisement for employment in a publication of regional or nationwide circulation; or (2) the hiring by Seller of any such employee who is terminated by Purchaser.

8.5    Preservation of Records; Access by Seller.

8.5(a)    After the Effective Time, Purchaser shall keep and preserve all medical records and other records that it obtained from Seller for Persons who were Residents of the Facility for the longer of five (5) years following the Closing Date or such time as may be required by any applicable Law.

8.5(b)    For a period of five (5) years following the Effective Time (or such time as may be required by any applicable Law), Seller agrees not to dispose of, and agrees to provide Purchaser, during regular business hours, reasonable access to, any material books or records in Seller's possession immediately after the Effective Time that relate to the business or operations of the Facilities prior to the Effective Time. After the Effective Time, upon reasonable notice to Purchaser by Seller or any of its Affiliates, Seller and its Representatives shall be entitled, during regular business hours, to have access to, and make copies of, all records specifically pertaining to the operation of the Facility prior to the Effective Time, for any lawful purpose. Any medical records or Resident charts shall only be removed from the Facilities for purposes of pending litigation involving a Resident to whom such record or chart refers and in response to a subpoena or court order or for purposes of introduction into evidence. Any records or charts so removed from the Facility shall be promptly returned to Purchaser following their use by Seller or any of its Affiliates.

8.6	Approvals of Governmental Bodies.
As promptly as practicable after the date of this Agreement, Purchaser and Seller shall make all filings required by Laws to be made by each of them to consummate the transactions described in this Agreement. Purchaser shall file all required notices and complete applications necessary to obtain licenses and certificates (including a certificate of need) as required to operate the Facilities as a congregate assisted living facility with the applicable Governmental Authorities having jurisdiction for the licensure or certification thereof (including the Alabama Department of Public Health for licensing purposes, and the Alabama State Health Planning and Development Agency for certificate of need approvals). Seller shall cooperate with Purchaser and assist Purchaser in obtaining Governmental Authorizations necessary for Purchaser to own and operate the Facilities from the State of Alabama, provided, however, that in such assistance Seller shall not be required to spend any money, or to do anything that would jeopardize Seller’s or any of its Affiliates’ ability to have Governmental Authorizations outstanding in favor of Seller or its Affiliates.

8.7	Residents’ Accounts.

Seller agrees that if it receives any payment for services performed or provided by or at the Facility that pertains to services performed or provided after the Effective Time, it shall remit such payment to Purchaser within seven days of Seller’s receipt. Similarly, Purchaser agrees that if it receives any payment for services performed or provided by Seller that pertains to services performed or provided before the Effective Time, it shall remit to Seller such payment within seven days of Purchaser’s receipt.

8.8	Tax Certiorari Proceedings.

8.8(a)    If any Tax reduction Proceeding related to the Real Property for any fiscal year ending prior to the fiscal year in which the Closing occurs is pending at the time of the Closing, Seller reserves the right to continue to prosecute or settle the same. If any Tax reduction Proceeding related to the Real Property for the fiscal year in which the Closing occurs is pending at the time of Closing, Seller reserves the right to continue to prosecute or settle the same; provided, however, that Seller shall not settle any such Proceeding without Purchaser’s prior Consent, which consent shall not be unreasonably withheld or delayed. Purchaser shall cooperate reasonably with Seller in connection with the prosecution of any such Tax reduction Proceedings.

8.8(b)    All refunds or savings in Taxes resulting from such Tax reduction Proceedings for periods ending prior to the Effective Time shall belong to and be the property of Seller. All refunds or savings in the payment of Taxes resulting from such Tax reduction Proceedings for periods beginning after the Effective Time shall belong to and be the property of Purchaser. All refunds or savings in the payment of Taxes resulting from such Tax reduction Proceedings for periods that include the Closing Date shall be apportioned between Purchaser and Seller equitably.

8.9	[Intentionally Omitted].

8.10	Restrictions on Post-Closing Activities.

For a period commencing on the Closing Date and expiring on the first anniversary of the Closing Date, Seller shall not, directly or indirectly, open a new assisted living facility within Jefferson County, Alabama.

Seller recognizes that the covenants in this Section 8.10, and the territorial, time and other limitations with respect thereto, are reasonable and properly required for the adequate protection of the acquisition of the Transferred Assets by Purchaser, and agrees that such limitations are reasonable with respect to its activities, business and public purpose. Seller agrees and acknowledges that the violation of the covenants or agreements in this Section 8.10 would cause irreparable injury to Purchaser and that the remedy at law for any violation or threatened violation thereof would be inadequate and that, in addition to whatever other remedies may be available at law or in equity, Purchaser shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting bond. The parties hereto also waive any requirement of proving actual damages in connection with the obtaining of any such injunctive or other equitable relief.

It is the intention of each party hereto that the provisions of this Section 8.10 shall be enforced to the fullest extent permissible under the laws and the public policies of the State of Alabama and of any other jurisdiction in which enforcement may be sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provisions hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any term or provision of this Section 8.10 shall be determined by a court or other tribunal to be illegal, invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible as aforesaid.

8.11	Compliance with Conditions.

Each party hereto agrees to cooperate fully with each other party, and shall use its commercially reasonable efforts to cause the conditions precedent for which such party is responsible to be fulfilled. Each party hereto further agrees to use its commercially reasonable efforts, and act in good faith, to consummate this Agreement and the transactions contemplated in this Agreement as promptly as possible; provided however, that the parties acknowledge that the Purchaser may terminate this Agreement at its sole discretion pursuant to the terms of Section 3.3.

ARTICLE 9
ADJUSTMENTS

Unless otherwise provided below, the following are to be adjusted and prorated between Seller and Purchaser as of the Effective Time, based upon a 365 day year (except as otherwise set forth in this Article 9), and the net amount thereof shall be added to (if such net amount is in Seller’s favor) or deducted from (if such net amount is in Purchaser’s favor) the Purchase Price payable at Closing:

9.1	Revenues.

Purchaser shall receive a pro rata share of all Rents due for the month which includes the Effective Time that have been paid by Residents to Seller prior to the Effective Time, and Seller shall receive a pro rata share of all Rents due for the month which includes the Effective Time that remain due as of the Effective Time, each determined on a per diem basis according to the number of days of ownership of the Facility by Seller and Purchaser, respectively, during such month. Seller will assign to Purchaser at Closing all Rents for the month which includes the Effective Time that remain unpaid as of the Effective Time. All other Rents that pertain to periods ended prior to the Effective Time shall remain the property of Seller, and Seller may continue to take action to collect such Rents after the Closing. If Purchaser receives payment of any Rents that pertains to a period ended prior to the Effective Time, Purchaser shall remit such Rents to Seller within seven days of Purchaser’s receipt.

9.2	Taxes and Assessments.

All ad valorem Taxes assessable against any of the Transferred Assets for the year in which the Closing occurs shall be adjusted and prorated based on the period of ownership of the Facility by Seller and Purchaser, respectively, during such year. If such Tax to be apportioned between Purchaser and Seller pursuant to this Section 9.2 are not available or have not been billed, such Taxes shall be prorated based on the most recent invoices received, subject to further and final adjustment when the rate and assessed valuation for such Taxes for the applicable period is fixed. If the Transferred Assets or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, Purchaser shall be responsible for any installments due on or after the Closing.

9.3	Utility Charges.

Gas, steam, electricity, water, sewage and other public utility charges will be paid by Seller to the utility company to the Closing Date. Seller shall arrange for a final reading of all utility meters (covering gas, steam, electricity, water and sewage) as of the Closing. Seller and Purchaser shall jointly execute a letter to each of such utility companies advising such utility companies of the termination of Seller’s responsibility for such charges for utilities furnished to the Facilities as of the Closing Date and commencement of Purchaser’s responsibilities therefor from and after such date. If a bill is obtained from any such utility company as of the Closing, Seller shall pay such bill on or before the Closing. If such bill shall not have been obtained on or before the Closing, Seller shall, upon receipt of such bill, pay all such utility charges as evidenced by such bill or bills pertaining to the period prior to the Closing, and Purchaser shall pay all such utility charges pertaining to the period thereafter. Any bill that covers a period both before and after the Closing Date shall be apportioned between Purchaser and Seller as of the Closing. Seller shall be entitled to a refund of all deposits held by such utility companies and Purchaser shall arrange to make its own deposits with the utility companies as of the Closing Date.

9.4	Assumed Contracts.

All charges and payments under all Assumed Contracts will be adjusted as of the Closing Date. To the extent any such Assumed Contracts provide for any payment in arrears, the parties shall, to the extent possible, adjust for such charges and payments.

9.5	Residents’ Personal Funds Accounts.

On the Closing Date or such earlier date as may be required by applicable Laws, Seller shall furnish to Purchaser an accounting of all personal funds, if any, of Residents that Seller holds in a custodial capacity. Such accounting shall set forth the name of each Resident for whom such funds are held and the amount held by Seller on behalf of such Resident. Contemporaneously with the Closing, Seller shall transfer all such funds to Purchaser, and Purchaser shall execute and deliver to Seller a receipt and assumption agreement in form satisfactory to Seller acknowledging receipt and assumption by Purchaser of such funds.

9.6	Re-Adjustment.

If any of the above items are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the charge is determined. Any errors or omissions in computing adjustments at the Closing shall be promptly corrected, provided that the party seeking to correct such error or omission shall have notified the other party of such error or omission on or prior to the date that is 180 days following the Closing Date. The provisions of this Article 9 shall survive the Closing.

ARTICLE 10
CONDITIONS PRECEDENT TO
PURCHASER'S OBLIGATION TO CLOSE

The obligations of Purchaser to purchase the Transferred Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Purchaser) at or prior to the Closing of each of the following conditions:

10.1    Representations and Covenants.

Each of the representations and warranties (other than those representations and warranties which by their terms are as of a specific date) of Seller made in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on or as of the Closing Date (except for representations and warranties that speak of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time) and except where such failure to be true and correct in all material respects is not reasonably likely to result in any material Loss to Purchaser after the Effective Time or otherwise materially detract from the value of the Facilities or the Transferred Assets or adversely affect the Purchaser's ownership, use or operations of the Facilities after the Effective Time), and Seller shall have performed and complied in all material respects, with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing.

10.2    Consents.

The following shall have been obtained prior to the Closing Date:

10.2(a)    All Consents necessary for the proper transfer to Purchaser of all material Assumed Contracts.

10.2(b)     At the time of Closing, Purchaser has received, or has been notified by the Alabama Department of Public Health and the State Health Planning and Development Agency that upon delivery to such entities of evidence that title is vested in Purchaser to the Facilities it will receive (a) all approvals necessary for Purchaser to own and operate the Facilities in a manner consistent with the existing licenses of Seller, and (b) the approval of the State Health Planning and Development Agency to transfer of the certificate of need for the Facilities.

10.3    Delivery of Documents.

Seller shall have delivered, in accordance with the terms of this Agreement, to Purchaser the Seller Documents and all other contracts, agreements, instruments and documents required to be delivered by Seller to Purchaser pursuant to Section 12.2.

10.4    Legal Proceedings.

No court or Governmental Authority shall have enacted, enforced, issued or entered (a) any Law or Order of any nature, including in connection with any action or proceeding brought by a third party, (not subsequently dismissed, settled or otherwise terminated) which restrains, prohibits or invalidates the transactions provided for in this Agreement, or (b) any Order of any nature, including in connection with any action or proceeding brought by a third party, (not subsequently dismissed, settled or otherwise terminated) which prevents, materially limits, restricts or impairs the ownership, use or operation of the Transferred Assets or the Facilities by Purchaser following the transfer of the Transferred Assets to Purchaser, other than an action or proceeding instituted by Purchaser.

10.5    Title Insurance; Survey.

Purchaser shall have received confirmation that Title Company can issue an ALTA owner's policy of title insurance (the “Title Policy”) insuring good and marketable fee simple title in Purchaser in a form reasonably acceptable to Purchaser, in an amount equal to the Purchase Price, free of all Encumbrances other than Permitted Encumbrances. The Title Policy shall include such endorsements as Purchaser may require, including, but not limited to, a comprehensive endorsement, a zoning endorsement insuring the use of the Facilities complies with applicable zoning laws, and a utilities facility endorsement, and shall insure Purchaser against any loss on account of any defect or Encumbrance on title, except Permitted Encumbrances. Such title insurance coverage shall extend, during the gap period, if any, between the most recent effective date of the Title Commitment and the conveyance of the Real Property to Purchaser.

10.6    Material Adverse Change.

There shall not have occurred, between the date of this Agreement and the Closing Date, any condition or event affecting the operation of the Facilities that constitutes a Material Adverse Change, or any condition or event that is likely to result in a Material Adverse Change.

10.7	Satisfactory Due Diligence.

Purchaser shall not have sent the termination notice to Seller described in Section 3.3.

ARTICLE 11
CONDITIONS PRECEDENT TO
SELLER'S OBLIGATION TO CLOSE

The obligation of Seller to sell, transfer, convey and deliver the Transferred Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing of each of the following conditions:

11.1    Representations and Covenants.

Each of the representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on or as of the Closing Date; and Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Purchaser on or prior to the Closing.

11.2    Delivery by Purchaser.

Purchaser shall have delivered, in accordance with the terms of this Agreement, to Seller (or to Title Company if directed to do so by Seller) the Purchase Price and all Purchaser Documents and all other contracts, agreements, instruments and other documents required to be delivered by Purchaser to Seller pursuant to Section 12.3.

11.3    Legal Proceedings.

No Governmental Authority shall have enacted, enforced, issued or entered any Law or Order, including in connection with any action or proceeding brought by a third party, enacted, enforced, issued or entered any Law, rule, regulation or order (not subsequently dismissed, settled, or otherwise terminated) which prohibits or invalidates the transactions provided for in this Agreement or any other Purchaser Document, other than an action or proceeding instituted by Seller.

11.4	State Government Approvals.

At the time of Closing, Purchaser has received, or has been notified by the Alabama Department of Public Health and the State Health Planning and Development Agency that upon delivery to such entities of evidence that title is vested in Purchaser to the Facilities it will receive (a) all approvals necessary for Purchaser to own and operate the Facilities in a manner consistent with the existing licenses of Seller, and (b) the approval of the State Health Planning and Development Agency to transfer of the certificate of need for the Facilities.

ARTICLE 12
THE CLOSING; DELIVERIES

12.1    Closing.

12.1(a)    The Closing hereunder shall take place through an escrow closing by release of documents and funds held in escrow by the Title Company on or before July 10, 2015, subject to Purchaser’s right to extend the Closing Date to August 10, 2015 as described in Section 2.3 above.

12.1(b)    All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The effective time of the Closing and all transactions consummated pursuant to this Agreement shall be the Effective Time.

12.2    Deliveries by Seller.

At or before the Closing, Seller shall deliver to Purchaser the following:

12.2(a)    Agreements and Instruments. The following agreements and instruments of transfer, dated as of the Closing Date, and, if applicable, duly executed by Seller:

(i)    the Bill of Sale;

(ii)    a limited warranty deed for the Real Property in the form of Exhibit B attached to this Agreement (the “Deed”);

(iii)     An Assignment and Assumption Agreement in the form of Exhibit C attached to this Agreement executed in counterpart by Seller (the “Assignment and Assumption Agreement”); and

(iv)	The Certificate of Insurance described in Section 8.9.

12.2(b)    Consents. Copies of all Consents Seller is required to obtain pursuant to Section 10.2(a) and all other Consents Seller has been able to obtain to effect the assignment to Purchaser of the Contracts listed on Schedule 2.1(d).

12.2(c)    Certified Resolutions. A copy of the resolutions or other similar actions of Seller, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and the other Seller Documents, and the consummation of the transactions provided for hereby and thereby.

12.2(d)    Certificates.

(i)    A certificate of Seller certifying that all conditions set forth in Section 10.1 have been satisfied, and that there has been no Material Adverse Change in the operation of the Facilities, or in the condition of the Facilities or the Transferred Assets since the date of this Agreement; and

(ii)    A certificate signed by the manager of Seller as to the incumbency of the individual executing this Agreement and any other Seller Document on behalf of Seller.

12.2(e)    Good Standing Certificates. Seller’s certificates of existence and authority to transact business in Alabama issued by the appropriate Governmental Authorities in the states of Georgia and Alabama each such certificate (if available) to be dated a date not more than thirty (30) days prior to the Closing Date.

12.2(f)    Other Documents. Such other documents and instruments as are reasonably required in closing similar transactions or as are reasonably necessary for Purchaser to effect and document the transactions contemplated hereby.

12.3    Deliveries by Purchaser.

At or before the Closing, Purchaser shall deliver (or take all actions necessary to cause to be delivered) to Seller the following:

12.3(a)    Purchase Price. The Purchase Price, payable in the amount and manner set forth in Section 2.5 hereof.

12.3(b)    Certificates. The following certificates:

(i)    A certificate of Purchaser certifying that all conditions set forth in Section 11.1 have been satisfied; and

(ii)    A certificate signed by an authorized officer of Purchaser as to the incumbency of the officers executing this Agreement and any other Purchaser Document on behalf of Purchaser.
12.3(c)     Assignment and Assumption Agreement. The Assignment and Assumption Agreement executed in counterpart by Purchaser.

12.3(d)     Certified Resolutions. Copies of the resolutions or other similar actions of the governing body of Purchaser, certified as being correct and complete and in full force and effect, authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions provided for hereby or thereby.

12.3(e)    Other Documents. Such other documents and instruments as are reasonably required in closing similar transactions or as are reasonably necessary for Seller to effect and document the transactions contemplated herein.

ARTICLE 13
SURVIVAL; INDEMNIFICATION

13.1    Survival of Representations, Warranties and Covenants.

The representations and warranties made by the parties in this Agreement or in documents and instruments delivered pursuant hereto shall survive the Closing for a period of eighteen (18) months from the Closing Date; provided, however, that (i) the representations and warranties contained in Section 4.10 (Taxes) and Section 4.12 (Environmental Matters) shall survive the Closing Date for a period of time equal to the statute of limitations for any claims that could arise for matters described in such sections, and (ii) the representations and warranties contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization), Section 4.6 (Ownership of Transferred Assets), Section 5.1 (Organization and Standing) and Section 5.2 (Authorization) shall survive without any time limitations as to the right to seek indemnification. Any covenant in this Agreement that is to be performed after the Closing Date shall survive the Closing.

13.2    Indemnification.

13.2(a)    Indemnification by Seller. Subject to the conditions and provisions of this Article 13, from and after the Closing Date, Seller agrees to indemnify, defend and hold harmless Purchaser and its officers, members, managers, directors, employees, agents and shareholders (the "Purchaser Indemnified Parties") from and against and in any respect of, any and all Losses, asserted against, resulting to, imposed upon or incurred by any Purchaser Indemnified Party, directly or indirectly, by reason of or resulting from: (i) any failure by Seller to pay, perform or discharge any of the Excluded Liabilities of Seller not expressly assumed by Purchaser pursuant hereto or pursuant to any Purchaser Document; (ii) any Liability arising out of the operations of the Facilities during the period prior to the Closing Date; (iii) any misrepresentation or Breach of the representations and warranties of Seller contained in or made pursuant to this Agreement or any other Seller Document; or (iv) any Breach by Seller of any covenants of Seller contained in or made by Seller pursuant to this Agreement or any other Seller Document.

13.2(b)    Indemnification by Purchaser. Subject to the conditions and provisions of this Article 13, from and after the Closing Date, Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its officers, members, managers, directors, employees, agents and shareholders (the "Seller Indemnified Parties") from, against and with respect of, any and all Losses, asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly, by reason of or resulting from: (i) any failure by Purchaser to pay, perform or discharge any of the Assumed Liabilities assumed by Purchaser pursuant to Section 2.6 hereof or pursuant to any Purchaser Document; (ii) the business or operations of the Facilities during the period from and after the Closing Date, except for Losses resulting from intentional actions or gross negligence of Seller; (iii) any misrepresentation or breach of the representations and warranties of Purchaser contained in or made pursuant to this Agreement or any other Purchaser Document; or (iv) any breach by Purchaser of any covenants of Purchaser contained in or made pursuant to this Agreement or any other Purchaser Document.

13.2(c)    Environmental Indemnification. Seller agrees to indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against and in any respect of, any and all Losses relating to any violation of any Environmental Laws by Seller at the Facilities prior to the Effective Time.

13.2(d)    Conditions on Indemnification. The obligations and liabilities of Seller and of Purchaser hereunder with respect to their respective indemnities pursuant to this Section 13, resulting from any Losses, shall be subject to the following terms and conditions:

(i)    The party seeking indemnification (the "Indemnified Party") must give the other party (the "Indemnifying Party"), notice of any such Losses promptly after the Indemnified Party receives notice thereof; provided that the delay or failure in giving such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual damage or Loss by reason of such delay or failure. The notice of any Loss shall include a description of the Loss in reasonable detail.

(ii)    The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Losses at the Indemnifying Party's risk and expense.

(iii)    In the event that the Indemnifying Party shall elect not to undertake such defense, or, within a reasonable time after notice from the Indemnified Party of any such Losses, shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Losses, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Losses at any time prior to settlement, compromise or final determination thereof). In such event, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

(iv)    Anything in this Section 13.2 to the contrary notwithstanding, (a) if there is a reasonable possibility that Losses may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments for which it would be entitled to indemnification hereunder, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Losses, (b) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Losses or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Losses in form and substance satisfactory to the Indemnified Party, and (c) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Losses and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Losses and (d) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Losses and furnish the Indemnified Party with all documents, instruments and information that the Indemnified party shall reasonably request in connection therewith.

(v)    In the event that an Indemnified Party has a good faith basis for a claim for indemnification which does not involve a claim against it by a third party (a "Direct Claim"), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim with reasonable promptness, specifying, to the extent known, the nature, circumstances and amount of such Direct Claim (a "Direct Claim Notice"), including with particularity the specific representation and warranty or covenant and agreement alleged to have been breached. If the Indemnifying Party notifies the Indemnified Party that it disputes an Indemnified Party's right of indemnification with respect to a particular Direct Claim, the parties shall use their reasonable efforts to negotiate a resolution of such dispute promptly. Except to the extent of the limitations on indemnification set forth in this Article 13, nothing in this Section 13.2(d)(v) shall be deemed to prevent any Indemnified Party from initiating litigation under this Agreement with respect to any Direct Claim disputed by the Indemnifying Party for the purpose of establishing the Indemnified Party's right to indemnification hereunder.

13.2(e)    Limitation of Indemnification. No party shall be entitled to indemnification from any other party hereunder until such time that the claims subject to indemnification equal or exceed, in the aggregate, the sum of Twenty-Five Thousand Dollars ($25,000.00) (the “Basket Amount”) and then only to the extent of any excess above the Basket Amount. The maximum liability of each of Seller and Purchaser for indemnification under this Agreement shall be in the aggregate an amount equal to Fifty Percent (50%) of the Purchase Price (the "Maximum Amount"); provided, however, that the Basket Amount and the Maximum Amount shall not apply to claims for indemnification made by Purchaser under Sections 13.2(a)(i), 13.2(a)(ii), or 13.2(c), and shall not apply to claims for indemnification made by Seller under Sections 13.2(b)(i), 13.2(b)(ii) or 13.2(b)(iv). A party's right to seek indemnification hereunder shall survive the Closing Date; provided that claims for indemnification relating solely to breaches of representations or warranties shall be subject to the time limitations described in Section 13.1. As to claims for indemnification relating solely to breaches of representations and warranties, the Indemnifying Party shall have no Liability to the Indemnified Party hereunder unless the Indemnified Party delivers to the Indemnifying Party notice of the claim within the applicable time limitation described in Section 13.1. If a party specifically waives a condition to Closing, that party shall have no claim for or right to indemnification based upon the other party's failure to fulfill the condition waived.

13.2(f)    Effect of Insurance. The amount of any indemnification under this Article 13 shall be reduced by the insurance proceeds received and any other amount, if any, recovered from third parties by the Indemnified Party (or its affiliated entities) with respect to any indemnifiable amounts.

13.3     Indemnification as Exclusive Remedy. Except for claims for fraud or claims for injunctive or equitable relief for which monetary damages covered by an indemnity set forth herein are not available, the indemnification provided in this Section 13 shall be the sole and exclusive post-closing remedy available to the parties to this Agreement under contract, tort or any other legal theory for any Breach of any representations, warranty, covenant or agreement by or on behalf of the Indemnifying Party, or otherwise arising out of the transactions described in this Agreement.

13.4     Subrogation.    If an Indemnifying Party pays a Claim of an Indemnified Party, then the Indemnifying Party shall be subrogated to all rights that the Indemnified Party may have against third parties (except Affiliates, Representatives, successors or assigns of the Indemnified Party) for recovery of the Damages.
ARTICLE 14
TERMINATION

14.1    Termination Rights.

This Agreement may be terminated by mutual consent of Seller and Purchaser or with prior written notice by either Purchaser or Seller, as the terminating party, to the other party, as follows:

14.1(a)    by Seller, if Seller is not in breach of any material provision of this Agreement, if all of the conditions in Article 11 have not been satisfied or waived by the date scheduled for the Closing pursuant to Section 12.1; or

14.1(b)    by Purchaser pursuant to Section 8.1 and/or Section 8.2; or

14.1(c)    by Purchaser, if Purchaser is not in breach of any material provision of this Agreement, if all of the conditions in Article 10 have not been satisfied or waived by the date scheduled for the Closing pursuant to Section 12.1;

14.1(d)     by Purchaser in accordance with Section 3.3 or Section 7.2; or

14.1(e)    by either party, if there shall be in effect on the Closing Date any judgment, decree or order that would prevent or make unlawful the Closing of the transactions provided for in this Agreement.

14.2    Effect of Termination.

Upon termination: (i) if neither party hereto is in breach of any material provision of this Agreement, the parties hereto shall not have any further liability to each other; (ii) if Seller shall be in breach of any material provision of this Agreement, Purchaser shall have the right, as its sole remedy upon making the election to terminate this Agreement, to seek monetary damages, not to exceed $100,000.00 in the aggregate, for reimbursement of all costs and expenses paid or incurred by Purchaser in connection with this Agreement and fulfillment of Purchaser’s obligations hereunder, including, without limitation, the due diligence activities of Purchaser and the negotiation of this Agreement; or (iii) if Purchaser shall be in breach of any material provision of this Agreement, Seller shall have the right to receive the Earnest Money Deposit from the Title Company as its sole remedy hereunder. Notwithstanding the foregoing, if Seller is in breach of a material provision of this Agreement, and the covenants or obligations breached by Seller are capable of being performed by Seller, then instead of terminating this Agreement pursuant to Section 14.1, Purchaser shall have the right to sue for specific performance and to receive reimbursement, subject to an aggregate limit of $100,000.00, of all costs and expenses incurred by Purchaser associated with Seller’s breach. In the event of termination for any reason other than as a result of a material breach by Purchaser, Purchaser and Seller shall instruct the Title Company to return to Purchaser the Earnest Money Deposit within three (3) Business Days following delivery of the termination notice. Without limiting the foregoing, if the Purchaser elects to terminate this Agreement pursuant to the provisions of Section 3.3, Purchaser and Seller shall instruct the Title Company to return to Purchaser the Earnest Money Deposit within three (3) Business Days following delivery by Purchaser of the notice of termination described in Section 3.3. In the event that Seller is entitled to receive the Earnest Money Deposit pursuant to this Section 14.2, Purchaser and Seller shall instruct Title Company to disburse the Earnest Money Deposit to Seller within three (3) Business Days following delivery by Seller of the notice of termination described in Section 14.1. The provisions of this Section 14.2 set forth the sole and exclusive remedies to Seller and Purchaser resulting from a breach of any representation, warranty, covenant or agreement prior to Closing.

14.3    Survival. Sections 3.1(f), 3.l(g), 14.2, 14.3, 15.2 and 15.11 shall survive the termination of this Agreement.

ARTICLE 15
GENERAL PROVISIONS

15.1    Further Assurances.

Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all such further actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions provided for in this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement (including, without limitation, executing, delivering and filing or causing to be executed, delivered and filed such further documents and instruments and obtaining such consents (including governmental approvals), as may be necessary or reasonably requested in connection with the consummation of the transactions provided for herein). In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, including, without limitation, each party hereto shall use its best efforts to take all such necessary action.

15.2    Expenses; Legal Fees and Costs.

15.2(a)    Except as otherwise expressly set forth in this Agreement, all expenses of the negotiation and preparation of this Agreement and of the consummation of the transactions set forth in this Agreement, including counsel fees, accounting fees, investment advisor’s fees and disbursements, shall be borne by the respective Parties incurring such expense, whether or not such transactions are consummated.

15.2(b)    Purchaser shall pay (a) all transfer Taxes relating to the transfer of the Transferred Assets to Purchaser; (b) all intangible Taxes and similar Taxes and all sales, use and similar Taxes, relating to the transfer of the Transferred Assets to Purchaser, (c) the cost of any survey of the Real Property performed in connection with this transaction or to facilitate Purchaser’s financing of the purchase of the Transferred Assets, (d) one-half of the cost of premiums on the Title Policies, (e) the cost of any environmental report, (f) the cost of any recordation fees to put the Deed of record with the appropriate Governmental Authority, (g) all costs and expenses of obtaining any financing Purchaser may elect to obtain, including any fees, financing costs, transfer Taxes, mortgage and recordation Taxes and intangible Taxes in connection therewith) and (h) the cost of its legal counsel, advisors and other professionals employed by Purchaser in connection with its purchase of the Transferred Assets from Seller. Seller shall pay (a) one-half of the cost of premiums on the Title Policies, (b) the costs of its legal counsel, advisors and other professionals employed by Seller in connection with the sale of the Transferred Assets to Purchaser, and (c) recordation fees and other expenses related to the discharge of any Encumbrance on the Property that is not a Permitted Encumbrance. Except as otherwise expressly provided for in this Agreement, each party will bear its own expenses incurred in connection with the preparation, execution and performance of its obligations under this Agreement, including all fees and expenses of Representatives.

15.3    Mail.

Following the Closing Date, Purchaser may receive and open all mail or other communications addressed to the Seller that reasonably appears related to the Purchaser’s operation of the Facilities and deal with the contents thereof in its discretion to the extent that such mail relates to the Purchaser’s operations of the Facilities or its obligations under this Agreement; provided that (a) Purchaser shall have no right to deal with the contents of any other such material, and (b) Purchaser shall promptly notify Seller as to the receipt thereof and make appropriate arrangements to deliver such materials promptly to Seller.

15.4    Notices.

All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

If to Seller:	Riverchase Village ADK, LLC Two Buckhead Plaza 3050 Peachtree Road NW, Suite 355 Atlanta, Georgia 30305 Attn: Christopher F. Brogdon Facsimile Number: (404) 842-1899
With a copy (which shall not constitute notice) to:	Holt Ney Zatcoff & Wasserman, LLP 100 Galleria Parkway, Suite 1800 Atlanta, Georgia 30339 Attn: Gregory P. Youra, Esq. Facsimile Number: (770) 956-1490
If to Purchaser:	Omega Communities, LLC Two Metroplex Drive, Suite 202 Birmingham, Alabama 35209 Attn: Brett T. Taylor Facsimile Number: (205) 870-8209
With a copy (which shall not constitute notice) to:	Maynard, Cooper & Gale, P.C. 1901 Sixth Avenue North Suite 2400 Regions/Harbert Plaza Birmingham, Alabama 35203-2618 Attn: Thomas C. Clark, III Facsimile Number: (205) 254-1999

or such other address as the addressee may indicate by written notice to the other parties.

Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

15.5    Waiver.

No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein. No course of dealing shall operate as a waiver or modification of any provision of this Agreement or otherwise prejudice such party’s rights, powers and remedies.

15.6    Benefit and Assignment.

15.6(a)    Purchaser shall have the right to assign this Agreement to any Affiliate so long as any such assignment will not delay in any material respect the consummation of the transaction contemplated by this Agreement. Any assignment in accordance with the terms hereof shall become effective upon delivery of one (1) business day prior written notice in accordance with Section 15.4.

15.6(b)    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

15.7	Construction and Interpretation of Agreement.

15.7(a)    Section titles or captions in this Agreement are included for purposes of convenience only and shall not be considered a part of the Agreement in construing or interpreting any of its provisions. All references in this Agreement to Sections shall refer to Sections of this Agreement unless the context clearly otherwise requires.

15.7(b)    The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

15.7(c)    Unless the context otherwise requires, when used in this Agreement, the singular shall include the plural, the plural shall include the singular, and all pronouns shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

HNZW/512200_6.doc/2887-181

15.7(d)    The parties do not intend that this Agreement shall confer on any third party any right, remedy or benefit or that any third party shall have any right to enforce any provision of this Agreement, except for the rights of Title Company as set forth in this Agreement.

15.7(e)    When used in the Agreement, including shall have the commonly accepted meaning associated with such word and any list of items that may follow such word shall not be deemed to represent a complete list of the contents of the referent of the subject but should be considered to be construed as Aincluding without limitation.

15.8    Entire Agreement; Amendment.

This Agreement and the other instruments and documents referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, including, without limitation, the letter of intent dated as of March 23, 2015 among Seller and Purchaser, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the parties hereto.

15.9    Severability.

If any part of any provision of this Agreement or any other contract, agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable Law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said contract, agreement, document or writing.

15.10    Headings.

The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

15.11    Governing Law.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of Alabama, excluding the choice of law rules thereof.

15.12    Signature in Counterparts.

This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument.

[Signatures on Following Page]

HNZW/512200_6.doc/2887-181

IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement, or has caused this Asset Purchase Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.

SELLER:

RIVERCHASE VILLAGE ADK, LLC,
a Georgia limited liability company

By:	/s/ Christopher F. Brogdon
Name:	Christopher F. Brogdon
Title:	Manager

PURCHASER:

OMEGA COMMUNITIES, LLC,
a Florida limited liability company

By:	/s/ James A. Taylor, Jr.
Name:	James A. Taylor, Jr.
Title:	COO

HNZW/512200_4.doc/2887-181

EXHIBIT A

BILL OF SALE

This BILL OF SALE is made as of _______________, by RIVERCHASE VILLAGE ADK, LLC, a Georgia limited liability company (“Seller”), in favor of OMEGA COMMUNITIES, LLC, a Florida limited liability company (“Purchaser”).

RECITALS:

A.    Seller owns and operates the congregate assisted living facility1851 Data Drive, Hoover, Alabama 35244 (the "Facilities"). The Facilities include a 125 bed congregate assisted living facility licensed by the Alabama Department of Public Health.

B.    Pursuant to a certain Asset Purchase Agreement, dated _________, 2015 (“Purchase Agreement”) by and between Purchaser and Seller, Seller agreed to sell, transfer, convey, assign and deliver to Purchaser substantially all of the assets used or held for use in connection with the operation of the Facilities, and Purchaser agreed to purchase such assets.

C.    In order that Purchaser is in possession of an instrument vesting title in Purchaser to certain of the assets being acquired by it, Seller desires to execute and deliver this Bill of Sale.

AGREEMENT:

Now, Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged:

1.    Transfer of the Transferred Assets. Seller hereby sells, transfers, conveys, assigns, sets over and confirms unto Purchaser and its successors and assigns, to have and to hold, for its and their own use forever, free and clear of all liens, pledges, charges and encumbrances of any nature whatsoever, other than the Permitted Encumbrances, all of Seller’s right, title and interest under, in and to the following (collectively, the “Transferred Assets”):

(a) All right, title and interests in, to and under the real property described on Schedule 2.1(a), together with all improvements, buildings and fixtures located thereon and all easements and rights appurtenant to such real property (the “Real Property”);

(b) All tangible personal property (including all machinery, equipment, office equipment, fixtures, computer hardware and software (but only to the extent such hardware and software is used solely in connection with the operation of the Facilities and is not part of any network system employed by Seller and is further subject to any restrictions by the licensor on the assignment of such software), tools, supplies, spare parts and furniture) owned or leased by Seller and either located at the Facilities or used solely in connection with the operation of the Facilities and not any other facility which is owned or operated by Seller or any of its Affiliates, including the tangible personal property as specifically listed and described on Schedule 2.1(b) (the “Personal Property”);

(c) All inventories of supplies and food, located in the Facilities as of the Closing Date;

(d) The Contracts that relate solely to the business and/or operations of the Facilities (and not any other facility of Seller that is owned or operated by Seller or any of its Affiliates) to which Seller is a party or by which Seller is bound, as specifically listed or described in Schedule 2.1(d), but excluding the Excluded Contracts (collectively, but excluding the Excluded Contracts, the

“Assumed Contracts”);

(e) The financial, medical and other records for all Residents currently residing in the Facilities and all business and other books, customer lists, papers, logs, files and records (excluding the corporate records of Seller) relating specifically to the Real Property and the Personal Property or relating solely to the business and/or operations of the Facilities (excluding any such records relating to any other facility of Seller, the Excluded Assets, Liabilities not assumed by Purchaser, or the Facility Employees as identified in Section 2.2(f);

(f) All of Seller's right to the telephone numbers used by the Facilities and to the telephone listing in the local telephone directories as listed and described on Schedule 2.1(f);

(g) All Governmental Authorizations owned, held or utilized by Seller or the Facilities in connection with the ownership of the Transferred Assets and the operation of the Facilities, and all pending applications related to the Facilities or its operation, including the Permits listed on Schedule 2.1(g) (the “Permits”), in each case to the extent transferrable to Purchaser;

(h) All rights and claims under or pursuant to all warranties or product guarantees made by manufacturers, suppliers, vendors or contractors arising under or relating to the Real Property or Personal Property;

(i) All golf carts, vans, and other vehicles owned or leased by Seller and used in the operation of the Facilities as listed and described on Schedule 2.1(i); and

(j) The business of the Facilities as a "going concern" and goodwill.

2.    Excluded Assets. The following assets of Seller are not included in the Transferred Assets and are not being transferred hereby (the “Excluded Assets”):

HNZW/512200_6.doc/2887-181

(a)    All Employee Benefit Plans, including, without limitation, the assets thereof and any prepaid expenses related thereto;

(b)    All books, records, files, and papers (whether in hard copy or computer format) (i) that are not used in, or that do not relate to or affect, the Facilities, including sales and promotional literature, manuals and data, sales and purchase correspondence, (2) that are not solely related to the business and/or operation of the Facilities and (3) that relate to the Excluded Assets or Liabilities not assumed by Purchaser;

(c)    All Contracts not specifically set forth on Schedule 2.1(d) (the “Excluded Contracts”);

(d)    All cash, cash equivalents, securities and investments, and accounts receivable, notes receivable, premiums receivable, commissions receivable, and other rights to receive payments from customers or Residents or from others, including all trade accounts receivable representing amounts payable to Seller for services rendered to Residents prior to the Effective Time;

(e)    Any Governmental Authorization that relates to or affects the Facilities but is not assignable or transferable;

(f)    All personnel and employment records that relate to former or current employees of the Facilities, except to the extent that Laws require such records, or copies of such records, to remain at the Facilities, provided that copies of employment records relating to the Transferred Employees shall be provided to Purchaser;

(g)	Any insurance policies to which Seller is a party;

(h)    Seller’s right to any of its trade names, trademarks or service marks (collectively, the “Marks”); and

(i)	Any other property of Seller not expressly described in Section 1.

3.    Further Assurances. Seller hereby covenants and agrees that it will from time to time, at the request of Purchaser and without further consideration, take such additional actions and duly execute and deliver to Purchaser and its successors such additional instruments and documents as may be reasonably required in order to assign, transfer, and vest title to any of the Transferred Assets in or to Purchaser and its successors and assigns.

4.    Benefit. This Bill of Sale shall inure to the benefit of Purchaser and its successors and assigns, and shall be binding upon, Seller and its successors and assigns.

5.    No Modification to Purchase Agreement. This Bill of Sale is delivered pursuant to the Purchase Agreement, and is subject in all respects to the provisions thereof and is not meant to alter, enlarge, or otherwise modify the provisions of the Purchase Agreement. In the event of any inconsistency between the terms of this Bill of Sale and the Purchase Agreement, the terms of the Purchase Agreement shall govern.

6.    Capitalized Terms. Any word whose initial letter is capitalized is a defined term. Unless such term is defined herein, it shall have the same meaning as that attributed to such term in the Purchase Agreement.

7.    Schedules. Any reference to a “Schedule” herein shall refer to a Schedule to the Purchase Agreement.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed on its behalf, as of the date first written above.

RIVERCHASE VILLAGE ADK, LLC By: Name: ______________________________ Title:

HNZW/512200_6.doc/2887-181

EXHIBIT B

FORM OF DEED

STATE OF ALABAMA )	Send tax notices to:
Omega Communities, LLC

JEFFERSON COUNTY )	_________________________
_________________________
Attn: ____________________

LIMTED WARRANTY DEED

KNOW ALL MEN BY THESE PRESENTS, that for and in consideration of ten and no/100 Dollars ($10.00) and other good and valuable consideration in hand paid to the undersigned RIVERCHASE VILLAGE ADK, LLC, a Georgia limited liability company (the “Grantor”), by OMEGA COMMUNITIES, LLC, a Florida limited liability company (the “Grantee”), the receipt of which is acknowledged, the said Grantor does GRANT, BARGAIN, SELL AND CONVEY unto the Grantee, its successors and assigns, that certain real estate situated in Jefferson County, Alabama, which real estate is described more particularly in Exhibit A attached hereto and made a part hereof (the “Property”).

TO HAVE AND TO HOLD unto Grantee, and Grantee’s successors and assigns, forever.

It is expressly understood and agreed that this Limited Warranty Deed is made subject to the matters described on Exhibit B attached hereto and made a part hereof (the “Exceptions”).

And Grantor, for Grantor, and Grantor’s successors and assigns, covenants with Grantee, and its successors and assigns, that Grantor is lawfully seized in fee simple of the Property; that the Property is free from all encumbrances except for the Exceptions; that Grantor has a good right to sell and convey the same as aforesaid; that Grantor and Grantor’s successors and assigns, shall warrant and defend the same to Grantee and its successors and assigns, forever, against the lawful claims and demands of all persons owning, holding or claiming by, through or under Grantor, other than persons claiming under the Exceptions.

Pursuant to the provisions of Ala. Code § 40-22-1 (1975), the following information is offered in lieu of submitting Form RT-1:

Grantor’s Name and Mailing Address:	Grantee’s Name and Mailing Address:

________________________________	________________________________
________________________________	________________________________
________________________________	________________________________
________________________________	________________________________

Property Address:	________________________________
Date of Sale:	________________________________
Total Purchase Price:	________________________________
The Purchase Price can be verified in:	Closing Statement Sales Contract Appraisal Bill of Sale Property Tax Bill or Assessment _______________________________

IN WITNESS WHEREOF, the Grantor, by its representative, who is authorized to execute this Limited Warranty Deed and to make this conveyance, has hereto set its signature and seal on the date of the acknowledgment of the Grantor’s signature below.

GRANTOR

RIVERCHASE VILLAGE ADK, LLC
By:___________________________
Name: ________________________
Its: ________________________

STATE OF ____________________        )
COUNTY OF __________________        )

I, the undersigned authority, a Notary Public in and for said County in said State, hereby certify that _______________________________, whose name as _________________________ of _________________, a _______________, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he/she, as such __________ and with full authority, executed the same voluntarily for and as the act of said ______________.

Given under my hand and official seal this the ________ day of _____________, 2015.

___________________________________
Notary Public

AFFIX SEAL

My commission expires: ____________________________

This instrument was prepared by:
Thomas C. Clark, III, Esq.
MAYNARD, COOPER & GALE, P.C.
1901 Sixth Avenue North
2400 Regions/Harbert Plaza
Birmingham, Alabama 35203‑2618
(205) 254‑1000
Exhibit A (to Limited Warranty Deed)

(Legal Description)

[To be inserted]

Exhibit B (to Limited Warranty Deed)

Exceptions

1.	Ad Valorem taxes for the year 2015 and subsequent years, which are a lien not yet due and payable.

2.	[Insert references to existing easements, restrictions, limitations, covenants, conditions of record and shown on title pro forma or survey].

HNZW/512200_6.doc/2887-181

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of ___________________, 2015, by and between, RIVERCHASE VILLAGE ADK, LLC, a Georgia limited liability company (“Seller”), and OMEGA COMMUNITIES, LLC, a Florida limited liability company (“Purchaser”).

RECITALS:

A.    Seller owns and operates the congregate assisted living facility1851 Data Drive, Hoover, Alabama 35244 (the “Facilities”). The Facilities include a 125 bed congregate assisted living facility licensed by the Alabama Department of Public Health.

B.    Pursuant to a certain Asset Purchase Agreement, dated _________, 2015 (“Purchase Agreement”) by and between Purchaser and Seller, Seller agreed to sell, transfer, convey, assign and deliver to Purchaser substantially all of the assets used or held for use in connection with the operation of the Facilities, and Purchaser agreed to purchase such assets.

C.    In connection with the acquisition, Seller agreed to assign to Purchaser, and Purchaser agreed to assume certain obligations arising under, the “Assumed Contracts” (as defined in Section 1 of the Purchase Agreement) and certain other liabilities, pursuant to the terms of this Agreement.

AGREEMENT:

Now, therefore, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

1. Assignment. Seller hereby grants, sells, bargains, conveys, transfers and assigns to Purchaser, its successors and assigns, all of Seller’s rights, titles and interests under, in and to those agreements specifically identified on Exhibit A attached hereto (collectively, “Assumed Contracts”).

2. Assumption of the Assumed Contracts. Purchaser hereby accepts the sale, bargain, conveyance, transfer and assignment by Seller to Purchaser, its successors and assigns, of all of Seller’s rights, titles and interests under, in and to the Assumed Contracts, and hereby assumes and agrees to perform and discharge all of Seller’s executory obligations arising under the Assumed Contracts on and after the date hereof (the “Assumed Contract Liabilities”).

3. Miscellaneous Provisions.

(a)    Seller and Purchaser agree, at the other party’s request, whether on or after the date hereof, and without further consideration, that each shall execute and deliver any and all further instruments and documents, and take such further actions, as the other party may reasonably request or as may reasonably be required in order more effectively to vest in Purchaser all of Seller’s rights, titles and interests under, in and to each of the Assumed Contracts, and to evidence Purchaser’s assumption of the Assumed Contract Liabilities, or to otherwise carry out the provisions of this Agreement.

(b) All of the terms, provisions and conditions of this Agreement shall be binding on, and shall inure to and be enforceable by, the parties hereto and their respective successors and assigns.

(c) Any word whose initial letter is capitalized is a defined term. Unless such term is defined herein, it shall have the same meaning as that attributed to such term in the Purchase Agreement.

(d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)    In the event of any inconsistency between the terms of this Bill of Sale and the Purchase Agreement, the terms of the Purchase Agreement shall govern.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

SELLER:

RIVERCHASE VILLAGE ADK, LLC By: ___________________________________ Name: _________________________________ Title:___________________________________ PURCHASER:
OMEGA COMMUNITIES, LLC By: ___________________________________ Name: _________________________________ Title:__________________________________

SCHEDULE 2.1(a)

REAL PROPERTY

HNZW/512200_5.doc/2887-181

SCHEDULE 2.1(b)

PERSONAL PROPERTY

SCHEDULE 2.1(d)

ASSUMED CONTRACTS

SCHEDULE 2.1(f)

TELEPHONE NUMBERS AND LISTINGS

SCHEDULE 2.1(g)

PERMITS

SCHEDULE 2.1(i)

VEHICLES

SCHEDULE 4.7

ALLOCATIONS

[To be attached]

SCHEDULE 3.1(a)

DUE DILIGENCE DELIVERIES

SCHEDULE 4.6(b)

MATERIAL EQUIPMENT

SCHEDULE 4.7

FINANCIAL STATEMENTS
SCHEDULE 4.11(a)

FACILITY EMPLOYEES

SCHEDULE 4.11(b)

FACILITY EMPLOYEE BENEFIT PLANS

HNZW/512200_6.doc/2887-181

SCHEDULE 4.14

INSURANCE POLICIES

HNZW/512200_6.doc/2887-181

SCHEDULE 4.15

AFFILIATED TRANSACTIONS

HNZW/512200_6.doc/2887-181

SCHEDULE 4.18

RESIDENT AGREEMENTS AND RENT ROLL

{03233681.3}
HNZW/512200_6.doc/2887-181